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Lindsay Corporation

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LINDSAY CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

January 27, 2014

The Annual Meeting of Stockholders of Lindsay Corporation (the “Company”) will be held at the Company’s corporate offices at 2222 North 111th Street, Omaha, Nebraska, on Monday, on January 27, 2014, at 8:30 a.m., Central Standard Time, for the following purposes:

(1)	To elect two (2) directors for terms ending in 2017.

(2)	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2014.

(3)	To take a non-binding vote on a resolution to approve the compensation of the Company’s most highly paid executive officers.

(4)	To reapprove the Lindsay Corporation Management Incentive Umbrella Plan previously approved by stockholders on January 26, 2009.

(5)	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

A Proxy Statement setting forth important information with respect to each of the matters being submitted to the stockholders is enclosed with this Notice of Annual Meeting.

Only stockholders holding shares of the Company’s common stock of record at the close of business on December 2, 2013 are entitled to notice of, and to vote at, the Annual Meeting. The Board of Directors is soliciting proxies to vote on behalf of all stockholders, whether or not they expect to be present at the Annual Meeting. Each stockholder is encouraged to vote by proxy on the internet or by telephone as instructed on the enclosed proxy card or by completing the enclosed proxy card and mailing it in the return envelope enclosed for that purpose. Even if you vote by proxy on the internet, by telephone or by mail, you may revoke your proxy at any time prior to the Annual Meeting, and stockholders who are present at the Annual Meeting may withdraw their proxies and vote in person.

By Order of the Board of Directors

/s/ ERIC R. ARNESON
Eric R. Arneson, Secretary

Omaha, Nebraska

December 18, 2013

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION FOR PROXIES TO ENSURE A QUORUM AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Stockholders to be Held on January 27, 2014. The Proxy Statement for this Annual Meeting and Annual Report are available online at http://www.lindsayannualmeeting.com.

PROXY STATEMENT SUMMARY

This Proxy Statement Summary is furnished to assist in your review of the matters to be acted upon at the Annual Meeting of Stockholders. The following information is only a summary, and you should read the entire Proxy Statement before voting. For more complete information on these topics, please review our Annual Report on Form 10-K for the fiscal year ended August 31, 2013 and this Proxy Statement.

Voting Items

	Board Recommendation	Pages
Proposal 1 – Election of two (2) directors	FOR all nominees	3-26
Proposal 2 – Ratification of appointment of independent registered public accounting firm for fiscal 2014	FOR	27
Proposal 3 – Advisory vote on executive compensation	FOR	28
Proposal 4 – Approval of Management Incentive Umbrella Plan	FOR	29-30

Fiscal 2013 Highlights

Fiscal 2013 was a record year for our Company. The Company had many significant achievements in fiscal 2013 as we continued to execute on our strategic plan. Key highlights include the following:

•	Led by significant growth in both U.S. and international irrigation equipment sales, the Company achieved record levels of revenue and earnings in fiscal 2013. Total revenues for the fiscal year ended August 31, 2013 reached $690.8 million, a 25% increase from the previous Company record of $551.3 million in fiscal 2012. Net earnings increased to $70.6 million, a 63% increase from $43.3 million in fiscal 2012.

•	Fiscal 2013 performance exceeded the top end of the range of our stated long-term financial goals. Revenue growth was 25%, compared to a long-term financial goal of 10-15%. Operating margin was 15% compared to a long-term financial goal of 9-14%. Return on Net Assets was 19%, compared to a long-term financial goal of 9-15%.

•	In fiscal 2013, our Board of Directors voted for an increase in the regular quarterly cash dividend by 13% to an annual indicated rate of $0.52 per share. This marks our eleventh consecutive year of dividend increases.

•	In August 2013, the Company acquired Claude Laval Corporation, the manufacturer and marketer of the highly regarded Lakos brand of filters and separators. Its line of filtration products fits well with our efficient irrigation product solutions and adds an additional growth path in industrial filtration and water use efficiency applications.

•	In fiscal 2013, we brought to market FieldNET® 3.0, the latest version of our award-winning web-based control product. FieldNET® 3.0 features a patent-pending user interface that integrates pivot and pump controls, soil moisture stations and weather stations, thus reducing energy costs, downtime risk and irrigation waste.

•	Due to the breadth of our product lines and our range of value-added services (which have been enhanced significantly in recent years through strategic acquisitions and organic growth initiatives), we are able to offer integrated solutions that differentiate us from competitors in the marketplace. Utilizing these capabilities, the Company made project solution sales for a number of large agricultural projects in fiscal 2013, including projects in Russia, Sudan and Iraq.

•	Utilizing an independent, third-party search firm, the Company added Robert E. Brunner to its Board of Directors. Mr. Brunner’s strong background in business management and development, international markets and acquisitions, combined with his corporate governance experiences serving on public company boards, further enhanced our Board’s strategic capability and stockholder advocacy.

•	The Company further strengthened the balance sheet due to excellent operational performance in a robust market, creating further flexibility to support organic growth, global expansion, capacity expansion, and acquisition of synergistic water-related businesses; and to enhance returns to shareholders through dividend increases and opportunistically repurchasing company stock.

i

LINDSAY CORPORATION

PROXY STATEMENT

for

2014 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Lindsay Corporation (the “Company”) to be held on Monday, January 27, 2014, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Only record holders of the Company’s common stock at the close of business on December 2, 2013 are entitled to vote at the Annual Meeting.

The accompanying proxy is solicited on behalf of the Board of Directors of the Company and is revocable at any time before it is exercised by written notice of revocation delivered to the Secretary of the Company or by filing a later dated proxy with him. Furthermore, stockholders who are present at the Annual Meeting may withdraw their proxies and vote in person. All shares of the Company’s common stock represented by properly executed and unrevoked proxies will be voted by the Board of Directors of the Company in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted in accordance with the recommendation of the Board of Directors with respect to each of the proposals set forth in this Proxy Statement for consideration at the Annual Meeting. Shares of common stock entitled to vote and represented by properly executed, returned and unrevoked proxies will be considered present at the Annual Meeting for purposes of establishing a quorum, including shares with respect to which votes are withheld, abstentions are cast or there are broker non-votes.

The principal executive offices of the Company are located at 2222 North 111th Street, Omaha, Nebraska 68164.

This Proxy Statement and the proxy cards are first being mailed to stockholders on or about December 18, 2013.

Voting Securities and Beneficial Ownership

Thereof by Principal Stockholders, Directors and Officers

At the record date, there were 12,922,029 shares of the Company’s common stock issued and outstanding. Each share of common stock is entitled to one vote upon each matter to be voted on at the Annual Meeting. There is no cumulative voting with respect to the election of directors.

The following table sets forth, as of December 2, 2013, the beneficial ownership of the Company’s common stock by each director, by each nominee to become a director, by each of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”), and by all current executive officers and directors of the Company as a group. The shares beneficially owned by executive officers and directors of the Company represent approximately 2.4% of the total shares outstanding on the record date and entitled to vote at the Annual Meeting. The Board of Directors believes that all of these shares will be present at the Annual Meeting and will be voted in accordance with the recommendation of the Board of Directors with respect to each proposal being considered at the Annual Meeting. In addition, executive officers, directors and nominees to become a director are deemed to beneficially own shares which they may acquire upon the exercise of vested stock options or options that will vest within 60 days of the record date. These shares are not outstanding and may not be voted at the Annual Meeting. The following table also sets forth the beneficial ownership of the Company’s common stock by each other stockholder believed by the Company to beneficially own more than 5% of the outstanding shares of the Company’s common stock based on a review of reports on Schedule 13D and Schedule 13G filed with the Securities and Exchange Commission with respect to the Company’s common stock.

Name	Number of Shares Beneficially Owned(1)		Percent of Class
Directors and Executive Officers
Howard G. Buffett, Director	30,177		*
Robert E. Brunner, Director	456		*
Michael N. Christodolou, Director and Chairman of the Board	22,340		*
W. Thomas Jagodinski, Director	4,414		*
J. David McIntosh, Director	9,094	(2)	*
Michael C. Nahl, Director	7,094		*
Michael D. Walter, Director	6,114		*
William F. Welsh II, Director	17,094		*
Richard W. Parod, Director, President and Chief Executive Officer	186,496	(3)	1.4%
James C. Raabe, Vice President and Chief Financial Officer	4,795	(3)	*
David B. Downing, President – Agricultural Irrigation Division	24,642	(3)	*
Barry A. Ruffalo, President – Infrastructure Division	11,378	(3)	*
Steven S. Cotariu, President – Infrastructure Business (4)	8,811	(3)	*
All current executive officers and directors as a group (12 persons) (4)	324,094	(3)	2.5%
Other Stockholders
BlackRock, Inc. (5)	1,322,131		10.2%
Neuberger Berman Group LLC (6)	1,289,798		10.0%
Invesco Ltd. (7)	938,477		7.3%
Vanguard Group, Inc. (8)	749,630		5.8%

*	Represents less than 1% of the outstanding shares of the Company’s common stock.
(1)	Each stockholder not shown as being part of a group owns all outstanding shares directly and has sole voting and investment power over such shares, or shares such power with a spouse.
(2)	Includes 6,094 shares of the Company’s common stock pledged as security for a bank loan.
(3)	Includes 7,448; 2,085; 1,490; 1,490; 1,490 and 12,513 shares which may be acquired currently or within 60 days of December 2, 2013 pursuant to the exercise of options by Messrs. Parod, Raabe, Downing, Ruffalo, Cotariu, and the current executive officers and directors as a group, respectively.
(4)	Mr. Cotariu’s employment with the Company terminated on November 15, 2013. His shares are not included in the “All current executive officers and directors as a group” calculation.
(5)	The address for this stockholder is 40 East 52nd Street, New York, NY 10022.
(6)	The address for this stockholder is 605 Third Avenue, New York, NY 10158-3698.
(7)	The address for this stockholder is 1555 Peachtree Street NE, Atlanta, GA 30309.
(8)	The address for this stockholder is PO Box 2600, V26, Valley Forge, PA 19482-2600.

Section 16(a) Beneficial Ownership

Reporting Compliance

The rules of the Securities and Exchange Commission require the Company to disclose the identity of directors and executive officers and of beneficial owners of more than 10% of the Company’s common stock who did not file on a timely basis reports required by Section 16 of the Securities Exchange Act of 1934, as amended. Based solely on review of copies of those reports received by the Company, or written representations from reporting persons, the Company believes that all directors, executive officers and 10% beneficial owners complied with all filing requirements applicable to them during the Company’s fiscal year ended August 31, 2013.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation requires that the Board of Directors be divided into three classes that are elected to the Board on a staggered basis for three year terms. At the Annual Meeting, the terms of three directors will terminate and stockholders will be voting on nominees to fill two of these three positions on the Board. The third directorship has been eliminated as a result of a decision to reduce the total number of directors constituting the entire Board of Directors from nine to eight. Accordingly, the Board of Directors, upon recommendations made by the Corporate Governance and Nominating Committee, has nominated Michael N. Christodolou and W. Thomas Jagodinski to serve as directors for terms ending in 2017. Messrs. Christodolou and Jagodinski are current directors of the Company serving for terms expiring as of the date of the Annual Meeting. J. David McIntosh, the other director whose term expires as of the date of the Annual Meeting, has advised the Company that he will retire from the Board upon the expiration of his current term. Both Messrs. Christodolou and Jagodinski have expressed an intention to serve, if elected, and the Board of Directors knows of no reason why either of them might be unavailable to continue to serve, if elected. There are no arrangements or understandings between Messrs. Christodolou and Jagodinski and any other person pursuant to which they were nominated to serve on the Board of Directors.

The election of a director requires the affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote. Consequently, votes withheld and broker non-votes with respect to the election of directors will have no impact on the election of directors. If either of Messrs. Christodolou or Jagodinski is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Corporate Governance and Nominating Committee may recommend to the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF MESSRS. CHRISTODOLOU AND JAGODINSKI AS DIRECTORS OF THE COMPANY WITH TERMS ENDING IN 2017.

Board of Directors and Committees

The following sets forth certain information regarding the directors of the Company, including the two directors who have been nominated to serve for new terms expiring in 2017. Information is also provided concerning each director’s specific experience, qualifications, attributes or skills that led the Board of Directors to conclude that each of them should serve as a director of the Company. The Board of Directors has determined that each of Messrs. Buffett, Brunner, Christodolou, Jagodinski, Nahl, Welsh, and Walter are independent directors of the Company under the listing standards adopted by the New York Stock Exchange.

NOMINEES FOR ELECTION—Terms to expire in 2017

Michael N. Christodolou, age 52, is the Manager of Inwood Capital Management, LLC, an investment management firm he founded in 2000. From 1988 to 1999, Mr. Christodolou was employed by Barbnet Investment Co., formerly Taylor & Co., an investment consulting firm providing services to certain entities associated with members of the Bass family of Fort Worth, Texas. Mr. Christodolou previously served on the Board of Directors of XTRA Corporation from 1998 until 2001 when it was acquired by Berkshire Hathaway Inc. Mr. Christodolou has been a director of the Company since 1999 and currently serves as the Chairman of the Board of Directors. He is also the Chairman of the Company’s Corporate Governance and Nominating Committee and serves as a member of both the Audit Committee and the Compensation Committee. Mr. Christodolou has over 30 years of experience in investment management and working with the management teams and boards of public companies on matters including corporate strategy, capital structure and mergers and acquisitions. His knowledge of the investment and capital markets and his experience as a director of public companies provide him with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Mr. Christodolou an understanding of accounting principles, internal controls and audit committee functions; as a result the Board has determined that he qualifies as an audit committee financial expert.

W. Thomas Jagodinski, age 57, is the retired President and Chief Executive Officer of Delta and Pine Land Company, a leader in the cotton seed industry. Mr. Jagodinski was President, Chief Executive Officer and Director of Delta and Pine Land Company from September 2002 until June 2007 when the company was acquired by another company. From 1991 to 2002, he served in various executive roles at Delta and Pine Land Company including Senior Vice President, Chief Financial Officer and Treasurer. Mr. Jagodinski currently serves on the Board of Directors and as Audit Committee Chair of Quinpario Acquisition Corp. and as Chairman of the Board of Directors of Phosphate Holdings, Inc. Mr. Jagodinski previously served on the Board of Directors and as the Chairman of the Audit Committee of Solutia Inc. from 2008 to 2012 when the company was acquired by another company. Mr. Jagodinski has been a director of the Company since 2008 and is the Chairman of the Audit Committee. Mr. Jagodinski’s experience in public accounting and as a chief executive officer, chief financial officer and director of public companies, along with his experience in risk management and compliance oversight, provide him with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Mr. Jagodinski an understanding of accounting principles, internal controls and audit committee functions; as a result the Board has determined that he qualifies as an audit committee financial expert.

DIRECTORS CONTINUING IN OFFICE

Robert E. Brunner, age 56, was appointed to the Board of Directors in June 2013 and will serve for a term expiring in 2015. Mr. Brunner was the Executive Vice President of Illinois Tools Works, Inc., a diversified manufacturer of advanced industrial technology, from 2006 until his retirement in 2012. Prior to that position, Mr. Brunner was President, Global Automotive Fasteners from 2005 to 2006 and President, North American Automotive Fasteners from 2003 to 2005. Prior to that, Mr. Brunner held a variety of positions within Illinois Tools Works, Inc. including general management, operations management and sales & marketing. Mr. Brunner currently serves on the board of directors of Leggett & Platt, Inc. and NN, Inc. Mr. Brunner has been a director of the Company since 2013 and is a member of the Compensation Committee. Mr. Brunner’s extensive experience in business management and development, international operations and mergers and acquisitions provide him with the relevant experience to serve on the Company’s Board of Directors.

Richard W. Parod, age 60 (current term to expire in 2015), is the President and Chief Executive Officer of the Company, a position he has held since April 2000. Prior to joining the Company, Mr. Parod served as the Vice President and General Manager of Toro Irrigation, a division of The Toro Company, from 1997 to March 2000. From 1993 to 1997, he was an executive officer of James Hardie Irrigation, serving as President of that company from 1994 to 1997. Mr. Parod has also been a director of the Company since 2000 and is the only executive officer of the Company serving on the Board of Directors. As the Company’s chief executive for the past 13 years, Mr. Parod has gained an extensive knowledge of the Company’s operations and lines of business, its long-term strategies and domestic and international growth opportunities which provide him with the relevant experience to serve on the Company’s Board of Directors.

Michael D. Walter, age 64 (current term to expire in 2015), is the President of Mike Walter & Associates, a risk management consulting firm providing strategic guidance in general business and economic trends. Prior to forming Mike Walter & Associates in 2006, Mr. Walter served in various leadership positions with ConAgra Foods, a large agribusiness conglomerate headquartered in Omaha, Nebraska, including his most recent position of Senior Vice President, Economic & Commercial Affairs. Mr. Walter also serves on the Board of Directors of AgroTech Foods and Richardson International. Mr. Walter previously served on the Board of Directors of the Chicago Board of Trade from 2000 until 2007. Mr. Walter has been a director of the Company since 2009 and is a member of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. Through his experience as a senior executive at ConAgra Foods and as a director of various companies in the agribusiness and commodities markets, Mr. Walter has gained significant experience in risk management oversight, strategic development and management of public and governmental affairs, all of which provide him with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Mr. Walter an understanding of accounting principles, internal controls and audit committee functions; as a result the Board has determined that he qualifies as an audit committee financial expert.

Howard G. Buffett, age 59 (current term to expire in 2016), is the President of Buffett Farms, a commercial farming operation, and Chairman and CEO of the Howard G. Buffett Foundation, a private charitable foundation. From 1996 to 2001, Mr. Buffett served as Chairman of the Board of Directors of The GSI Group, a manufacturer of steel farm bins, commercial storage grain bins and grain silos. Prior to that time, he was the Corporate Vice President, Assistant to the Chairman and a director of the Archer Daniels Midland Company. Mr. Buffett currently serves as a director of Berkshire Hathaway, Inc. and The Coca-Cola Company and has previously served on the Board of Directors of ConAgra Foods, Inc., Coca-Cola Enterprises Inc. and AgroTech Foods. Mr. Buffett also serves as a United Nations Ambassador Against Hunger and as trustee of various non-profit organizations. Mr. Buffett has been a director of the Company since 1995 and is a member of the Corporate Governance and Nominating Committee. Mr. Buffett’s extensive board experience and his philanthropic experience with numerous humanitarian and environmental conservation projects, along with his knowledge of farming operations and broad international socio-economic issues, provide him with the relevant experience to serve on the Company’s Board of Directors.

Michael C. Nahl, age 71 (current term to expire in 2016), is the retired Executive Vice President and Chief Financial Officer of Albany International Corp., the world’s largest manufacturer of custom-designed engineered fabrics called paper machine clothing. Mr. Nahl joined Albany International Corp. in 1981 as Group Vice President, Corporate, served as Senior Vice President and Chief Financial Officer from 1983 to 2005 and was appointed as Executive Vice President in 2005. Mr. Nahl retired as Executive Vice President and Chief Financial Officer of Albany International Corp. in September 2009. Mr. Nahl currently serves as a director of Trans World Entertainment Corporation. Mr. Nahl has been a director of the Company since 2003 and is a member of the Audit Committee. Mr. Nahl’s experience as a senior financial executive of a multinational public company and previously as chairman of the audit committee of two public companies (Lindsay Corporation and GrafTech International Ltd.), along with his knowledge of international operations and foreign currency exchange rate risks, provide him with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Mr. Nahl an understanding of accounting principles, internal controls and audit committee functions; as a result the Board has determined that he qualifies as an audit committee financial expert.

William F. Welsh II, age 72 (current term to expire in 2016), is the retired Chairman of Election Systems & Software, Inc., a provider of specialized election equipment and software. Mr. Welsh served as President and Chief Executive Officer of Election Systems & Software, Inc. from 1995 to 2002. From 2000 to 2003, Mr. Welsh served as Chairman of the Board of Directors of Election Systems & Software. Mr. Welsh currently serves as the Chairman of the Board of Directors of Ballantyne Strong Inc. Mr. Welsh has been a director of the Company since 2001 and serves as the Chairman of the Compensation Committee. He is also a member of the Audit Committee and the Corporate Governance and Nominating Committee. Mr. Welsh’s prior executive level leadership experience and chief executive officer experience, along with his extensive knowledge of the irrigation and infrastructure markets, provide him with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Mr. Welsh an understanding of accounting principles, internal controls and audit committee functions; as a result the Board has determined that he qualifies as an audit committee financial expert.

Information regarding executive officers of the Company is found in the Company’s Annual Report which has been supplied with this Proxy Statement.

Corporate Governance

The Board of Directors operates pursuant to the provisions of the Company’s Certificate of Incorporation and Bylaws as well as a set of Corporate Governance Principles which address a number of items, including the qualifications for serving as a director, the responsibilities of directors and board committees and the compensation of directors. The Company has adopted a Code of Ethical Conduct that applies to the Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Corporate Controller, as required by Section 406 of the Sarbanes-Oxley Act of 2002. Additionally, the Company maintains a Code of Business Conduct and Ethics for all persons associated with the Company, including its directors, officers and employees, that complies with the listing standards adopted by the New York Stock Exchange. Both of these codes and the Company’s Corporate Governance Principles are available on the Company’s website at http://www.lindsay.com and are available in print to any stockholder who submits a request in writing to the Secretary of the Company.

The Board of Directors conducts its business through meetings and actions taken by written consent in lieu of meetings. During the fiscal year ended August 31, 2013, the Board of Directors held nine meetings. Each director attended at least 75% of the meetings of the Board of Directors and of the committees of the Board of Directors on which he served during fiscal 2013.

The Company’s independent directors normally meet in executive session at each regularly scheduled Board meeting. The Chairman of the Board, currently Mr. Christodolou, an independent director, serves as the presiding director at each executive session of the independent directors.

Board Leadership Structure

The Company’s Corporate Governance Principles provide that the position of Chairman of the Board of Directors be held by an independent director and, accordingly, the same individual cannot serve as both the Chairman of the Board and as the Company’s Chief Executive Officer. This policy is designed to facilitate the ability of the Board of Directors to perform the important functions of providing independent oversight of management and to address risks faced by the Company. This policy also allows the Chairman to convene executive sessions with independent directors without the need for a separate director to discharge the role of a presiding director.

Board’s Role in Risk Oversight

Management has the primary responsibility for identifying and managing the risks to which the Company is subject, under the oversight of the Board of Directors. Among other things, the Board of Directors considers risks presented by business strategy, competition, regulation, compensation plans, global economic conditions, general industry trends including the disruptive impact of technological change, capital structure and allocation, and mergers and acquisitions. The Board of Directors as a whole has the primary responsibility for performing this oversight function. The Company’s three standing committees are also responsible for the assessment of risks associated with the general subject matters for which those standing committees have responsibility. The Board’s risk oversight process includes close interaction with the Company’s internal auditor and is facilitated by an annual risk assessment prepared by management. The Company has engaged the accounting firm of Deloitte & Touche LLP to assist in the design of the Company’s overall internal audit plan and to perform certain internal audit services to supplement the Company’s internal auditor. Deloitte & Touche LLP provides regular updates to the Audit Committee regarding its services and testing results. The goal of the Board’s risk evaluation process is to identify any activities that create risks that may not be appropriate for the Company, quantify the magnitude of these risks and work with management to develop a plan to mitigate these risks.

Committees of the Board of Directors

The Board of Directors has established an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.

Audit Committee. The primary purpose of the Audit Committee is to assist the Board of Directors in the oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function. The Audit Committee is responsible for selecting, compensating and evaluating the Company’s independent auditor. Specific functions performed by the Audit Committee include reviewing periodically with the independent auditor the performance of the services for which they are engaged, reviewing the scope of the annual audit and its results, reviewing the Company’s annual financial statements and quarterly financial statements with management and the independent auditor, reviewing the scope and results of the Company’s internal auditing function, and reviewing the adequacy of the Company’s internal accounting controls with management and the independent auditor. The Audit Committee operates under a written charter adopted by the Board of Directors which is available on the Company’s website at http://www.lindsay.com and is available in print to any stockholder who submits a request in writing to the Secretary of the Company. The charter meets the requirements of the listing standards adopted by the New York Stock Exchange.

The Audit Committee is comprised of Directors Jagodinski (Chairman), Christodolou, Nahl, Walter and Welsh, each of whom has been determined to be independent by the Board of Directors under the rules of the Securities and Exchange Commission and under the listing standards adopted by the New York Stock Exchange. In addition, the Board of Directors has determined that each of Messrs. Christodolou, Jagodinski, Nahl, Walter and Welsh qualify as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. The Committee held ten meetings during fiscal 2013.

Compensation Committee. The Compensation Committee reviews and approves the Company’s compensation policies, benefit plans, employment agreements, salary levels, bonus payments, and awards pursuant to the Company’s management incentive plans for its executive officers and other elected officers. The Compensation Committee approves all individual grants and awards under the Company’s long-term equity incentive plans. It also reviews compensation for non-employee directors and recommends changes to the Board. The Compensation Committee is specifically responsible for determining the compensation of the Company’s Chief Executive Officer and conducts an annual performance evaluation of the Chief Executive Officer. The Company’s Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation paid to executive officers and other elected officers. However, the final authority for setting executive officer compensation rests with the Compensation Committee. The Compensation Committee has the discretion to delegate specific responsibilities to the Committee Chair, any other Committee member(s) or subcommittees as the Compensation Committee may establish from time to time.

The Compensation Committee has periodically retained external compensation consulting firms to assist and advise it on particular matters. For fiscal 2013, the Company received compensation consulting services from Farient Advisors LLC (“Farient”). Farient was engaged directly by the Compensation Committee, but their fees were paid by the Company. The nature and scope of Farient’s engagement with respect to the Compensation Committee’s decisions regarding executive and director compensation are described under “Compensation Discussion and Analysis” found later in this Proxy Statement.

The Compensation Committee operates under a written charter adopted by the Board of Directors which is available on the Company’s website at http://www.lindsay.com and is available in print to any stockholder who submits a request in writing to the Secretary of the Company. The charter meets the requirements of the listing standards adopted by the New York Stock Exchange. The Compensation Committee is currently comprised of Directors Welsh (Chairman), Brunner, Christodolou, McIntosh and Walter, each of whom has been determined to be independent by the Board of Directors under the listing standards adopted by the New York Stock Exchange. Mr. McIntosh will resign from the Compensation Committee on January 27, 2014 when his current term as a director expires. The Committee held six meetings during fiscal 2013.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for making recommendations to the Board of Directors of persons to serve as directors of the Company and as chairmen and members of committees of the Board of Directors and for reviewing and recommending changes in the general Corporate Governance Principles of the Company. It also oversees the annual evaluation by the Board of Directors to determine whether the Board and its committees are functioning effectively. The Corporate Governance and Nominating Committee operates under a written charter adopted by the Board of Directors which is available on the Company’s website at http://www.lindsay.com and is available in print to any stockholder who submits a request in writing to the Secretary of the Company. The charter meets the requirements of the listing standards adopted by the New York Stock Exchange.

The Corporate Governance and Nominating Committee identifies nominees to serve as a director of the Company through a combination of suggestions made by directors and stockholders and through independent search firms. In January 2013, the Corporate Governance and Nominating Committee engaged SpencerStuart to conduct a search for a new independent director. This search resulted in the addition of Robert E. Brunner to the Board in June 2013. The Corporate Governance and Nominating Committee will consider director nominees for the 2015 Annual Meeting recommended by stockholders which are submitted in writing, complete with biographical and business experience information regarding the nominee, to the Secretary of the Company by August 20, 2014. Candidates for directors are evaluated based on their independence, character, judgment, diversity of experience, financial or business acumen, ability to represent and act on behalf of all stockholders, and the needs of the Board. The Corporate Governance and Nominating Committee does not have a formal policy on diversity with regard to consideration of director nominees, but the Corporate Governance and Nominating Committee considers diversity in its selection of nominees and seeks to have a Board that reflects a diverse range of views, backgrounds and experience. The Corporate Governance and Nominating Committee uses the same criteria to evaluate its own nominees for director as it does for persons nominated by Company stockholders.

The Corporate Governance and Nominating Committee is currently comprised of Directors Christodolou (Chairman), Buffett, McIntosh, Walter and Welsh, each of whom has been determined to be independent by the Board of Directors under the listing standards adopted by the New York Stock Exchange. Mr. McIntosh will resign from the Compensation Committee on January 27, 2014 when his current term as a director expires. The Committee held three meetings during fiscal 2013.

Related Party Transactions.

The Board of Directors has adopted a written policy regarding the review, approval or ratification of related party transactions. Under the policy, all such related party transactions must be pre-approved by the Audit Committee or ratified by the Audit Committee if pre-approval is impracticable. Under the policy, certain transactions are excluded from the definition of related party transaction, including (i) transactions available to all employees generally, (ii) director and officer compensation approved by the Compensation Committee and/or Board of Directors, as applicable, (iii) transactions in the ordinary course of the Company’s business that are on substantially the same terms as those prevailing at the time for comparable products and services to unrelated third parties, and (iv) certain transactions with other companies where the related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 5% of that company’s shares, if the aggregate amount involved during the fiscal year does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues. In determining whether to approve or ratify a related party transaction, the Audit Committee will consider, among other factors, whether the terms of the transaction are fair to the Company, whether the transaction would present an improper conflict of interest for any director, officer or other related party, or whether the transaction would impair the independence of an outside director. Any Audit Committee member who has an interest in a transaction under discussion must abstain from voting on the proposed transaction.

Since the beginning of fiscal 2013, The Howard G. Buffett Foundation, a private charitable foundation of which Howard Buffett is Chairman and CEO, has purchased $207,424 of irrigation equipment from the Company. These transactions were at prices in accordance with the Company’s pricing policy for qualifying charitable, nonprofit, educational and research organizations.

Compensation Discussion and Analysis

Compensation Philosophy and Overview. The overall goal of the Company’s compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers that are critical to its long-term success. The Board’s Compensation Committee (the “Committee”) believes that executive compensation should be designed to promote both the short-term and long-term economic goals of the Company. Accordingly, an important component of the Committee’s compensation philosophy is to closely align the financial interests of the Company’s executive officers with those of the Company’s stockholders. The Board of Directors and the Committee take several measures to monitor this degree of alignment, which include conducting a non-binding “say on pay” vote at each annual meeting of the Company’s stockholders. Stockholders have approved the non-binding “say on pay” resolution by a vote of more than 97% of the votes cast on this proposal at each of the Company’s last three annual meetings held in 2011, 2012 and 2013. While the Committee considered the 2011, 2012 and 2013 “say on pay” voting results in establishing fiscal 2013 and fiscal 2014 compensation, respectively, no specific actions were deemed necessary as the Committee believed the results of the 2011, 2012 and 2013 “say on pay” votes were a confirmation that stockholders were in general agreement with the Committee’s compensation philosophy. The Committee will continue to consider the “say on pay” voting results and other feedback provided from the Company’s stockholders when making future compensation decisions concerning the Company’s executive officers.

In order to implement its compensation philosophy, the Committee has determined that the total compensation program for executive officers should consist of the following components:

•	Base salaries to reflect responsibility, experience, tenure and performance of key executives, as well as the scarcity of qualified executives for key positions;

•	Annual cash incentive awards to reward performance against short-term corporate, business unit and/or individual objectives;

•	Long-term equity incentive compensation to emphasize longer-term strategic objectives and align the interests of executives with those of stockholders; and

•	Other benefits as appropriate to be competitive in the market place.

It has been the intent of the Committee that executive salaries, target annual incentive opportunities and target long-term incentive values be targeted at the median of manufacturing and general industry companies of similar size (measured by annual revenues) and complexity (measured primarily by number of distinct business lines and scope of international focus) to the Company for comparable positions, based on available peer group and survey data, with variation due to differences in executive skill levels and experience, the executive’s role and internal fairness with other positions and roles within the Company.

The Committee’s practice is to regularly compare the Company’s executive compensation program with those provided by similar companies. The Committee annually compares the named executive officers’ general compensation levels against available market data and then also performs an in-depth review of the entire compensation program every three years in order to comprehensively review the Company’s short and long-term compensation strategies, award mixes and performance metrics. In March 2011, the Compensation Committee engaged the independent compensation consulting firm of Farient Advisors LLC (“Farient”) to simultaneously conduct both of the aforementioned comparison reviews to assist the Committee in establishing executive compensation for fiscal 2012 and in adjusting the Company’s overall compensation program. The Committee engaged Farient again in fiscal 2013 to evaluate the compensation of the named executive officers in comparison to peer group proxy data and relevant survey data. Farient was engaged directly by the Compensation Committee, but its fees were paid by the Company. During fiscal 2013, the Committee adopted a pre-approval policy for certain compensation consulting services to be provided by Farient to management of the Company, but determined that the scope of services and annual limit on fees set forth in the pre-approval policy would not impair Farient’s independence from management.

In conducting its review and analysis, Farient used a combination of proxy data from peer companies and survey composite data, with each being weighted equally for purposes of establishing benchmark compensation levels. The survey composite data was obtained from the 2011 Mercer U.S. Executive Benchmark Database using two revenue cuts (revenues below $500 million given a 30% weighting and revenues from $500 million to $1 billion given a 70% weighting). The peer group was established using the following criteria: (i) U.S. based company listed on a major U.S. exchange; (ii) similar industry, with a qualitative assessment of business fit; (iii) revenue for the most recent fiscal year of between $250 million and $1 billion; and (iv) similar business and organizational complexity, focusing on companies having international revenue in excess of 25% of total revenue and having at least two distinct operating segments. The selected revenue range was approximately one-half to two times the Company’s revenue for its most recently completed fiscal year, resulting in a peer group where the Company’s revenue was around the peer group median revenue. Based on these criteria, the following peer group was established for fiscal 2013:

Aegion Corp.	Columbus McKinnon Corp.	Lydall, Inc.
Alamo Group, Inc.	Commercial Vehicle Group, Inc.	MFRI, Inc.
Ampco-Pittsburgh Corp.	Federal Signal Corp.	NN, Inc.
Astec Industries Inc.	Graco, Inc.	Robbins & Myers, Inc.
CIRCOR International, Inc.	Kaydon Corp.	Twin Disc Inc.

Since the Company does not have a large and generally recognized group of peer companies, Farient deemed it appropriate to use a mix of proxy data from peer companies and composite survey data. The Committee intends to conduct an annual review of the peer group composition. The peer group for fiscal 2013 contained two changes from the peer group established for fiscal 2012. RBC Bearings was removed because its international revenues as a percentage of total revenues had fallen below the 25% threshold level. Aegion Corp. was added because it now met all of the criteria for the peer group, after having been excluded in the prior year because its total revenues were above the revenue range selected for that year.

Based on its review and analysis, Farient recommended various minor changes to the Company’s fiscal 2013 executive compensation program in order to position each component of compensation (and total direct compensation) for each executive at approximately the median of the Farient competitive market data. In addition to reviewing the compensation of executive officers against the competitive market, the Committee also considers recommendations from the Company’s President and Chief Executive Officer regarding the total compensation for executive officers. Further, the Committee considered the historical compensation of each executive officer, from both a total compensation and a component by component basis, in setting the fiscal year 2013 compensation for the executive officers.

The Committee is of the view that awards of annual cash incentive and long-term incentive compensation awarded to executive officers should be adjusted in the event of restatements of the Company’s financial results. Accordingly, the Committee has adopted a policy that allows recoupment or repayment of annual cash incentive and long-term incentive compensation payments made to executive officers during the three years preceding the restatement of Company financial statements to the extent such payments exceeded the amounts that would have been payable based on the restated financial results. Conversely, the policy allows for additional payments to the extent the amounts paid as annual and long-term incentive payments received in the three years preceding a restatement of Company financial statements were less than the amounts that would have been payable based on the restated financial results.

The Committee has assessed the risks that could arise from the Company’s compensation program and does not believe that the terms of this program encourage excessive risk-taking that is reasonably likely to have a material adverse effect on the Company. For example, the Company’s compensation program: (i) focuses on both short-term and long-term financial goals; (ii) utilizes a mix of financial performance goals so as to avoid over-emphasis on any one metric; (iii) is subject to a clawback policy in the event of restatements of the Company’s financial results; (iv) includes long-term incentives with a three-year vesting period; and (v) contains caps on the maximum incentive payouts.

2013 Executive Compensation Program. The Company’s fiscal year 2013 compensation program for its executive officers, including the executive officers named in the Summary Compensation Table included in this Proxy Statement, consisted of four basic components, which are (i) base salary, (ii) annual cash incentive awards, (iii) long-term incentive compensation and (iv) other employee benefits. The purposes of each of these components of executive compensation and the manner in which compensation for fiscal 2013 under these components was determined by the Committee for executive officers are as follows:

Base Salary. Base salaries are designed to provide executive officers with a competitive level of fixed compensation that is commensurate with the executive officer’s individual responsibility, experience, tenure and general performance of duties. Base salary levels are also subject to competitive pressures faced by the Company for attracting and retaining qualified executives to fill key positions in the different geographic regions where the Company’s executives reside. The Committee considers peer group and compensation survey information regarding base salary levels for executive officers with comparable positions and responsibilities in similar companies in order to maintain base salaries at competitive levels. In general, the Committee evaluates each executive officer’s base salary on an annual basis to determine if an increase from the prior year’s base salary is justified based on these criteria and considerations. In the case of Mr. Parod, base salary was initially established by the terms of his employment agreement and is subject to annual increases as determined by the Committee.

In the first quarter of fiscal 2013, the Committee established the base salaries for each of the Named Executive Officers. With respect to the base salaries of Named Executive Officers other than Mr. Parod, the Committee considered Mr. Parod’s recommendations for salary adjustments and competitive salary information included in Farient’s report on executive compensation. Mr. Parod made his recommendations for salary adjustments primarily based on individual performance and the Farient report. The Committee also took note that the recommended salaries were consistent with its policy of establishing base salary levels for its executive officers at levels that approximate the median salaries paid to persons holding comparable positions by manufacturing and general industry companies with annual revenues and business complexity similar to those of the Company. With respect to Mr. Parod, the Committee considered the competitive salary information included in Farient’s report on executive compensation, the Company’s performance and Mr. Parod’s personal performance and concluded that an increase in his base salary from $531,000 to $575,000 (or 8.3%) was appropriate.

Annual Cash Incentive Awards. The Company paid annual cash incentive awards to its executive officers under a Management Incentive Plan for fiscal 2013 (the “2013 MIP”) that was adopted by the Committee pursuant to the terms of the Company’s 2009 Management Incentive Umbrella Plan which was approved by the stockholders at the Company’s annual stockholder meeting in 2009. The Company used annual cash payments under the 2013 MIP primarily to encourage its executive officers to achieve specific short-term financial goals of the Company generally and, in some cases, for achievement of the Company’s financial results in certain market segments. In addition, a portion of the annual cash incentives is designated to reward individual performance objectives of each executive officer participating in the 2013 MIP. The Committee adopted the 2013 MIP and established the financial and individual goals for executive officers under the 2013 MIP during the first quarter of fiscal 2013.

The financial performance component accounted for 80% of each Named Executive Officer’s potential annual cash incentive award. This component consisted of three subcomponents: revenue, operating margin and average working capital to sales. For each of Messrs. Cotariu, Downing and Ruffalo, the financial performance component was split equally between consolidated Company financial performance and the financial performance (also based on revenue, operating margin and average working capital to sales) of their respective business units. For purposes of the 2013 MIP, (i) revenue was defined as the Company’s fiscal 2013 operating revenues, (ii) operating margin was defined as the Company’s fiscal 2013 operating income divided by fiscal 2013 operating revenues, and (iii) average working capital to sales was defined to include two key components of working capital: average month end inventories plus average month end accounts receivable divided by fiscal 2013 operating revenues. The average working capital to sales subcomponent, which was designed as a measure of the Company’s utilization of its working capital, is calculated using the average of an entire 12 months’ worth of information in order to reduce any distortion caused by the seasonal nature of the Company’s business. Each of the three subcomponents was calculated using the Company’s Consolidated Statement of Operations for the year ended August 31, 2013, net of any effect of acquisitions made during fiscal 2013. The Committee chose to use revenue and operating margin as the primary financial performance measures for determining annual cash incentive awards under the 2013 MIP because it believed that the Named Executive Officers had significant influence over these measures, that operating margin and revenue align the interests of officers with the creation of stockholder value and that these measures are well understood by management and stockholders. Accordingly, the revenue subcomponent was assigned a weighting of 50% by the Committee and the operating margin subcomponent was assigned a weighting of 40%, while the average working capital to sales subcomponent was assigned a weighting of 10%. Considering the manufacturing nature of the Company’s business, the Committee felt that weighting 10% of the financial performance component based on average working capital to sales would motivate the Named Executive Officers to properly manage receivables and inventory in relationship to sales.

In general, the Committee seeks to establish target levels for financial performance goals based on the Company’s annual budget for the relevant fiscal year as approved by the Board of Directors. The 2013 targets for revenue, operating margin and average working capital to sales were $593.5 million, 13.3% and 26.8%, respectively. Each target corresponds to the Company’s operating budget for fiscal 2013. The targets established for specific business units also correspond to the fiscal 2013 operating budget. As noted above, each target excludes the effect of any acquisitions made during fiscal 2013.

The Committee also approved the use of individual performance objectives to determine 20% of the annual cash incentives under the 2013 MIP for each Named Executive Officer. These individual performance objectives were approved by the Committee, based on recommendations by Mr. Parod, for each Named Executive Officer according to his respective area of responsibility. Unlike the financial performance measures described above, which the Committee viewed as short-term performance measures, the individual performance objectives were designed to focus on goals or initiatives that will create longer-term value for the Company. Depending on the officer, these performance objectives relate to areas such as strategic acquisitions, market development, market share growth and product development. Some of these individual performance objectives are objective and depend upon the accomplishment of specific, measurable goals such as expansion of international manufacturing capacity, introduction of new products, cost reduction or increased sales. Others are subjective in nature, such as performance objectives tied to brand awareness, process improvements, or the strengthening of operational and sales capabilities.

The 2013 MIP established a target cash incentive amount for each Named Executive Officer (each a “Target Cash Incentive Award”). The Target Cash Incentive Award for Mr. Parod was set at 75% of his base salary (which represented an increase of 10% over his prior year target percentage of 65%). The Target Cash Incentive Award for each of Messrs. Raabe, Downing, Ruffalo and Cotariu was set at 50% of his respective base salary (which was the same as each officer’s prior year target percentage). The Committee approved the increase to Mr. Parod’s Target Cash Incentive Award to bring his target cash incentive level generally in line with the median of the Farient competitive market data. In each case, a Target Cash Incentive Award represents the total cash incentive a Named Executive Officer was entitled to receive if he had achieved 100% of the target levels under the financial performance component and individual performance component established for such Named Executive Officer under the 2013 MIP.

Under the 2013 MIP, a Named Executive Officer could earn a portion of his Target Cash Incentive Award if he achieved at least a threshold level of performance for any of the financial or individual performance components. Separate calculations were performed to determine the payout earned under the financial performance component and the individual performance component, and those two components were then added together to determine the final cash incentive awarded to a Named Executive Officer. The financial performance subcomponents are calculated according to a scale that provides varying percentage payouts for “threshold”, “intermediate”, “target” and “maximum” performance levels. If the Company fails to meet the “threshold” performance level for a specific financial performance subcomponent, then the Named Executive Officer will receive no payout under that specific subcomponent. Percentage payouts between the threshold, intermediate, target and maximum levels are linearly interpolated for each financial performance subcomponent. The following performance levels trigger the following percentage awards (calculated as a percentage of the Target Cash Incentive Award available under the overall Company financial performance component):

	Revenue (50%)	Average Operating Margin (40%)	Percentage of Working Capital to Sales (10%)	Target Cash Incentive Award Available for Financial Performance Subcomponent
Threshold	$296.8 million	6.7%	30.8%	15%
Intermediate	$445.1 million	10.0%	28.8%	75%
Target	$593.5 million	13.3%	26.8%	100%
Maximum	$890.3 million	15.3%	22.8%	200%

Likewise, the cash incentive awarded under the individual performance component is calculated according to a scale providing the following percentage awards (calculated as a percentage of the Target Cash Incentive Award available under the individual performance component):

Performance Level	Percentage of Target Cash Incentive Award Available for Individual Component
Does not meet objectives	0%
Meets some objectives	50%
Meets most objectives	75%
Meets all objectives	100%
Exceeds objectives	150%
Significantly exceeds objectives	200%

Both the financial and individual performance component calculations offer a range of payouts for performance that exceeds or falls short of the target level. The Committee believes that this not only provides an incentive to executives to achieve performance that exceeds expectations, but it also provides constant motivation during down cycles. By rewarding a range of performance, the Committee hoped to partially counteract the cyclical nature of the Company’s business. Likewise, the receipt of an award under one component or subcomponent is not contingent upon meeting a certain performance standard under the other component or subcomponents. For example, an executive who has met all of his individual performance objectives would still receive a payout under the individual component even if the Company failed to meet the threshold financial performance objectives. Similarly, an executive may receive a payout if the threshold level is met for a specific financial performance subcomponent even if the executive failed to meet his or her individual performance objectives and/or the Company failed to meet the threshold levels for the other financial performance subcomponents. If any sort of unplanned event should arise, the 2013 MIP gives the Committee the discretion to reduce (but not increase) the incentive payouts under the plan. The following example demonstrates how a hypothetical executive officer’s annual cash incentive payment was calculated under the 2013 MIP:

An officer receiving a base salary of $300,000 (with a target incentive percentage of 50% of his base salary) would be eligible for a Target Cash Incentive Award of $150,000. $120,000 of that amount would be attributable to the Company’s financial performance component (80% of the Target Cash Incentive Award), whereas $30,000 of that amount would be attributable to the officer’s individual performance component (20% of the Target Cash Incentive Award). If the Company generated revenues of $593.5 million, operating margin of 10.0%, an average working capital to sales ratio of 22.8%, and the officer met all of his individual performance objectives, he would receive a total cash incentive payout of $150,000, calculated as follows:

Company Financial Performance Component: $60,000A + $36,000B + $24,000C = $120,000

A	Revenue Subcomponent: $120,000 x 50% x 100% performance multiplier

B	Operating Margin Subcomponent: $120,000 x 40% x 75% performance multiplier

C	Average Working Capital to Sales Subcomponent: $120,000 x 10% x 200% performance multiplier

Individual Performance Component: $30,000 x 100% performance multiplier = $30,000

Total Cash Incentive Awarded: $120,000 + $30,000 = $150,000

During fiscal 2013, for purposes of the 2013 MIP, the Company recorded revenue of $690.1 million, operating margin of 15.5% and average working capital to sales of 25.7%. Based on these results, the overall Company Financial Performance Component payout percentage was 159% based on subcomponent payout percentages of 133%, 200% and 128% for each of the revenue (50%), operating margin (40%) and average working capital to sales (10%) subcomponents, respectively. The payout percentage for certain market financial performance components for Named Executive Officers ranged from 23% to 164%. At a meeting in October 2013, the Committee verified the attainment of these measures used for the Financial Performance Component of the 2013 MIP. In addition, after the conclusion of fiscal 2013, Mr. Parod recommended scores to the Committee for each Named Executive Officer under the Individual Performance Component of the 2013 MIP. The Committee then discussed and approved those scores, determining that the Named Executive Officers were entitled to performance multipliers under the Individual Performance Component of the 2013 MIP ranging from 63% to 98%.

Long-Term Incentive Compensation. Long-term incentive compensation is designed to reward the achievement of longer-term strategic objectives and align the financial interests of the Company’s executive officers with those of the Company’s stockholders. For fiscal 2013, the Committee approved a target dollar amount for the long-term incentive award for each of the Company’s Named Executive Officers and allocated one third of that award in the form of performance stock units (“PSUs”), one third in the form of restricted stock units (“RSUs”) and one third in the form of nonqualified stock options. The PSUs, RSUs and stock options were granted pursuant to the Company’s 2010 Long-Term Incentive Plan which was approved by the stockholders at the Company’s annual stockholder meeting in January 2010. The Committee believes that this mix of PSUs, RSUs and stock options will continue to promote sustained long-term performance, goal alignment and retention.

Under the terms of the individual award agreements, both the PSUs and RSUs awarded to Named Executive Officers for fiscal 2013 are payable in common stock and provide the Named Executive Officers with special cash dividend equivalents which entitle them to receive any special cash dividend (i.e. other than regular quarterly dividends) paid by the Company while the PSUs and RSUs are outstanding. In addition, awards under the PSUs, RSUs and stock options are subject to certain anti-dilution adjustments in the event of a stock split, stock dividend, merger or other similar corporate transaction. The Committee has adopted a policy regarding the timing of grants of PSUs, RSUs and stock options to employees which generally provides that such grants will be made on an annual basis during the first quarter or at the beginning of the second quarter of the fiscal year and at least two business days after the Company has issued its full-year earnings release for the prior fiscal year.

Each of the PSUs and RSUs has a three-year vesting period. The PSUs awarded during fiscal 2013 will not become realizable until fiscal 2016. At that point, depending upon the Company’s performance over the three-year period, the PSUs will either convert into a specified number of shares of the Company common stock or become worthless. The Committee selected a three-year performance period because measuring performance over a long period would be less affected by cyclical variations in the Company’s business and one-time events. The Committee felt that a three-year period was commonly used by similar companies for this reason. The RSUs awarded during fiscal 2013 will ratably vest over the same three-year period, with one third of the RSUs converting into Company common stock on November 1 in each fiscal year following the grant date, provided that the Named Executive Officer continues his employment with the Company. Nonqualified stock options vest ratably over a four-year period, provided that the Named Executive Officer continues his employment with the Company, and expire 10 years after the grant date.

The Committee intends that annual grants of long-term incentive awards will create a layering effect that will provide constant motivation and alignment of executive and stockholder interests extending into the future and will support executive retention. Although the Committee uses equity-based compensation in connection with the long-term incentive portion of the Company’s executive compensation program, neither the Committee nor the Company have adopted any formal stock ownership guidelines or policies for its Named Executive Officers and, accordingly, the Committee does not consider any specific guidelines in connection with establishing the levels of equity-based compensation awarded to the Company’s Named Executive Officers.

The specific terms of the PSU, RSU and stock option grants made to the Named Executive Officers for fiscal 2013 are as follows:

Performance Stock Unit (PSU) Awards. For the previously discussed reasons, the Committee determined that one third of the long-term incentive award granted to each Named Executive Officer would consist of PSUs. PSUs represent a right to receive a certain target number of shares of the Company’s common stock at a specified time in the future if certain performance objectives have been met during the specified performance period leading up to the payout of the PSU. PSUs are, therefore, designed to reward achievement of specific performance objectives over this period. Historically, the Compensation Committee has awarded PSUs with a threshold payout of 50% of the target number and a maximum payout of 200% of the target number. In addition to requiring satisfaction of the applicable threshold performance levels, PSUs are only payable if the recipient remains employed with the Company until payout occurs after the end of the performance period (or under certain circumstances involving a change in control, death or complete disability, as discussed in the “Termination Payments” section below).

Each PSU awarded in fiscal 2013 has a three-year performance period running through the end of fiscal 2015 (i.e. August 31, 2015) and will vest on November 1, 2015. Consistent with prior years, the Committee chose Revenue Growth and Return on Net Assets (“RONA”) as the performance measures to be used to determine PSU payouts for the three-year performance period. The Committee previously considered several performance measures, including measures that were tied to the Company’s stock price or the accomplishment of specific performance objectives, but decided against using stock price as a performance measure because it felt that such a plan would be susceptible to distortion from the cyclical nature of the Company’s business. Likewise, the Committee decided against the use of other performance objectives because of the difficulty in correlating such objectives to stockholder value.

Ultimately, the Committee chose to base PSU payouts on Revenue Growth and RONA because it determined that there was a reasonable relationship between these performance measures and stockholder value. Additionally, these performance measures could be easily quantified and calculated for the purposes of determining whether the Company had met the necessary performance requirements. The Committee assigned equal weighting to Revenue Growth and RONA for purposes of determining PSU payouts in order to drive profitable growth and focus on appropriate asset management. Additionally, the Committee was concerned that considering RONA alone could create an incentive for Named Executive Officers to unnecessarily dispose of assets in order to manage the denominator and inflate the Company’s RONA and thereby increase their PSU payout. To prevent such an occurrence, the Committee decided to use both RONA and Revenue Growth as performance measures and to weight them equally. Although the Committee feels that Revenue Growth and RONA reasonably approximate the connection between executive performance and stockholder value, future developments could possibly prompt the Committee to make subsequent PSU awards according to different performance measures.

“Revenue Growth” is calculated according to cumulative revenue growth as opposed to average annual revenue growth in order to minimize the year-to-year distortion that can result from short-term cyclical changes in revenue growth. For purposes of measuring performance, the target annual Revenue Growth rate is converted into a cumulative revenue amount which will be computed as the sum of all revenue generated during the three-year performance period assuming the target annual growth rate. Actual performance will be calculated as the sum of the Company’s actual consolidated operating revenues during the three-year performance period in comparison to the target amount of cumulative revenue.

“RONA” is calculated in the following manner:

Net Income

(Average*Total Assets – Average*Current Liabilities + Average*Current Portion of Long-Term Debt)

* - These averages will be computed using the beginning and ending amounts of Total Assets, Current Liabilities, and Current Portion of Long-Term Debt for the applicable fiscal year.

For the purposes of calculating Revenue Growth and RONA, any acquisitions made by the Company and revenues, expenses or assets associated with such acquisitions are excluded in the fiscal year of the acquisition, but will be fully included during every year thereafter.

The Committee has established the following three-year average performance measures for Revenue Growth and RONA for the PSUs awarded in fiscal 2013:

	Annual Revenue Growth	RONA
Threshold	7%	9%
Target	10%	11%
Maximum	15%	15%

The Committee selected target performance measures that were within the range of the long-term target financial performance goals communicated from Lindsay to the stockholders by Mr. Parod in the 2012 Annual Report. The Committee attempted to establish maximum and threshold performance levels that would appropriately reward the Named Executive Officers for exceptional performance, while also providing them with continued

motivation in the event that market factors or down periods make it impossible to meet target performance levels. A partial PSU payout can be earned by the Named Executive Officers as long as the Company achieves the threshold performance for one of the performance factors even if the Company does not achieve threshold performance for the other performance factor.

The Revenue Growth and RONA performance measures are weighted equally and will be independently calculated and paid if the defined threshold for such performance measure is achieved, even if the threshold for the other performance measure is not achieved. The payout for the PSUs will be determined by the actual performance measured against the performance goals for each performance measure. At the threshold level for both performance measures each PSU will have a payout ratio of 50%, and this ratio increases to 100% if the target level is achieved for both performance measures and 200% if the maximum level is achieved for both performance measures. The Committee determined that the payout ratio of 200% used at the maximum level for both performance measures was appropriate because it believed the maximum levels were aggressive goals that would be difficult to achieve. Payout factors will be linearly interpolated when actual performance results fall between the threshold, target and maximum levels.

The Committee is also entitled to adjust the conversion calculation in order to reduce (but not increase) the amount of stock awarded to take into account any unanticipated events including, but not limited to, extraordinary or nonrecurring items, changes in tax laws, changes in generally accepted accounting principles, impacts of discontinued operations and restatements of prior period financial results.

The following is an example of how the payout of PSUs would be calculated for a hypothetical executive officer who received a total award of 1,000 PSUs in fiscal 2013.

Assume that the Company achieves (i) cumulative revenue for the three-year performance period equal to the cumulative revenue that would have been generated at a maximum annual revenue growth rate of 15%, and (ii) three-year average RONA of 8% which falls below the threshold level. Accordingly, the executive’s 1,000 PSUs will convert into 1,000 shares of common stock on the vesting date of November 1, 2015, calculated as follows:

PSU Payout Calculation: 1,000 shares A + 0 sharesB = 1,000 shares

A Revenue Growth Subcomponent: 1,000 PSUs x 50% weighting x 200% performance multiplier (max)

B RONA Subcomponent: 1,000 PSUs x 50% weighting x 0% performance multiplier (below threshold)

In the event of a change in control of the Company, the PSUs will convert into an amount of Company common stock that is pro-rated to account for the amount of time the Named Executive Officers held the PSUs prior to the change of control transaction and will be paid out based on the probable or expected level of Revenue Growth and RONA at the time of the change in control. If any of the Company’s financial statements are restated before the payout of PSUs as the result of errors, omissions or fraud, for any fiscal year during the three-year performance period, such restated results will be used to recalculate any PSU conversions made at the expiration of the performance period.

Restricted Stock Unit (RSU) Awards. For the previously discussed reasons, the Committee determined that one third of each Named Executive Officer’s long-term incentive award should consist of RSUs. RSUs represent a right to receive a certain number of shares of the Company’s common stock at a specified time in the future, but are not conditioned upon achieving any specific performance objectives, and are only payable if the recipient remains employed by the Company at the end of the vesting period leading up to the payout of the RSU (or under certain circumstances involving a change in control, death or complete disability, as discussed in the “Termination Payments” section below). RSUs are designed primarily to encourage retention of executive officers and key employees.

The RSUs awarded in fiscal 2013 vest according to a three-year schedule, with one-third of the RSUs vesting on November 1 of each fiscal year following the fiscal year of their award contingent upon the Named Executive Officer’s continued employment with the Company. Upon vesting, each RSU converts into a share of the Company’s common stock. Accordingly, if a Named Executive Officer received 1,500 RSUs for fiscal 2013 and remained employed with the Company, 500 of those RSUs would convert into 500 shares of common stock on November 1, 2013. Another 500 RSUs would convert into 500 shares of common stock on November 1, 2014, and then the final 500 RSUs would convert into 500 shares of common stock on November 1, 2015. All RSUs granted in fiscal 2013 will fully vest upon a change in control of the Company.

Nonqualified Stock Option Awards. For the previously discussed reasons, the Committee determined that one third of each Named Executive Officer’s long-term incentive award should consist of nonqualified stock options. Nonqualified stock options represent an option to purchase shares of the Company’s common stock at an option price equal to the closing price on the New York Stock Exchange of the Company’s common stock on the grant date. Stock options have a 10 year term and will vest ratably (one-fourth each year) on November 1 of the next four calendar years following the grant date (or under certain circumstances involving a change in control, death or complete disability, as discussed in the “Termination Payments” section below). The stock options are designed to motivate executives to increase stockholder value as the stock options will only have value if our stockholders also benefit from increasing stock prices.

The nonqualified stock options awarded in fiscal 2013 have an option price of $75.68 (which is equal to the closing price on the New York Stock Exchange of the Company’s common stock on the grant date) and will vest ratably (one-fourth each year) on November 1 of the next four calendar years following the grant date. Vesting is contingent upon the Named Executive Officer’s continued employment with the Company. No stock option may be exercised more than 10 years from the date of grant. All stock options granted in fiscal 2013 will fully vest upon a change in control of the Company.

Award Value. In determining the number of PSUs, RSUs and stock options granted to the Named Executive Officers as part of their long term incentive compensation for fiscal 2013, the Committee first established a dollar value of the total long-term incentive awards to be awarded to each Named Executive Officer assuming they achieved target performance levels for the PSUs. With assistance from Farient’s recommendations, the Committee established total long-term incentive award amounts as follows:

Mr. Parod	$1,000,000
Mr. Raabe	$280,000
Mr. Downing	$200,000
Mr. Ruffalo	$200,000
Mr. Cotariu	$200,000

The dollar value of the total long-term incentive awards for each Named Executive Officer above is approximately at the median level indicated in the Farient competitive market data for that officer. For each Named Executive Officer, the dollar value was divided into thirds, with one third representing an RSU award, one third representing a PSU award and one third representing a stock option award.

The dollar values allocated to PSUs and RSUs were divided by the closing sale price of the Company’s common stock on the grant date ($75.68 as of October 24, 2012) to convert those dollar values into total numbers of stock units initially awarded to each Named Executive Officer. While the dollar value of PSUs was based upon a payout ratio of 100%, the actual PSU payout ratio may be as low as 0% if the Company fails to meet the threshold performance level for either performance measure. Alternatively, the PSU payout ratio may be as high as 200% if the Company meets or exceeds the maximum performance level for both performance measures. The dollar values allocated to stock options were converted to a number of stock options by using the Black-Scholes option pricing formula on the grant date.

Fiscal 2011-2013 Performance. The end of fiscal 2013 marked the end of the three-year performance period for the PSUs awarded in fiscal 2011. For this performance period, the Company achieved three-year average revenue growth of 24.6% and three-year average RONA of 15.1% which equated to a cumulative payout percentage of 200% of target. In accordance with the terms of the PSUs earned for this performance period, Mr. Parod was issued 12,770 shares of common stock (resulting from 6,385 PSUs awarded in fiscal 2011), Mr. Downing was issued 5,606 shares of common stock (resulting from 2,803 PSUs awarded in fiscal 2011), and each of Messrs. Ruffalo and Cotariu was issued 4,090 shares of common stock (resulting from 2,045 PSUs awarded in fiscal 2011). Mr. Raabe was not yet with the Company when these PSUs were awarded in fiscal 2011. No payouts have yet been earned with respect to the PSUs awarded in fiscal 2012 and fiscal 2013 which have three-year performance periods ending at the end of fiscal 2014 and fiscal 2015, respectively.

Other Employee Benefits. The Company also provides certain other benefits to its Named Executive Officers in the normal course of business as appropriate to be competitive with market practice. In addition to this standard benefits package, Named Executive Officers are provided supplemental life insurance coverage. Also, during fiscal 2013, Mr. Parod received a taxable car allowance of $2,000 per month according to the terms of his employment agreement. Other benefits provided to the Named Executive Officers are generally those which are available to all employees of the Company, such as participation in Company sponsored health and dental insurance, life insurance and disability benefits. The Company and employee participants share in the cost of these programs. The Company also maintains a qualified 401(k) retirement plan to which the Company makes matching contributions corresponding to employee contributions. The Company’s Named Executive Officers are eligible to participate in each of these employee benefit plans.

Termination Payments. The Company is party to arrangements with its Named Executive Officers that provide for termination payments under several possible scenarios, including payments that are triggered by a change in control of the Company. All stock options issued to the Named Executive Officers, as well as to other employees of the Company, are subject to immediate vesting in connection with a change in control transaction. Also, in the event of a change in control of the Company, outstanding PSUs will convert into an amount of Company common stock that is pro-rated to account for the amount of time the Named Executive Officers held the PSUs prior to the change in control transaction and will be paid out based on the probable or expected level of Revenue Growth and RONA at the time of the change in control. Any outstanding RSUs will fully vest upon a change in control.

The Company has entered into employment agreements with each Named Executive Officer which do provide for certain additional compensation to them if their employment with the Company is terminated without cause. In the case of Mr. Parod, he will be entitled to receive a lump sum payment equal to 3.2 times his annual salary if his employment is terminated without cause prior to a change in control (or a pro-rated target bonus for the portion of the fiscal year in which his termination occurs and a lump sum payment equal to three times his annual salary and target bonus if his employment is terminated without cause or if he terminates his employment for good reason within two years following a change in control). In the case of Messrs. Cotariu, Downing, Raabe and Ruffalo, each of them will be entitled to receive a lump sum payment equal to one times his annual salary if his employment is terminated without cause prior to a change in control or one times his annual salary plus target bonus if his employment is terminated without cause or if he terminates his employment for good reason within one year following a change in control. The termination provisions contained in Mr. Parod’s employment agreement were specifically negotiated between the Company and Mr. Parod at the time he joined the Company and were considered necessary in order to attract and retain him. In fiscal 2010, the Company modified the definition of separation payment under Mr. Parod’s employment agreement from two times annual salary and target bonus to 3.2 times annual salary (which is the economic equivalent of the prior arrangement) to avoid potential issues with the deductibility of annual bonus payments under Section 162(m) of the Internal Revenue Code, as amended. All termination provisions are designed to provide these executive officers with cash to provide for their living expenses in situations where their employment was not terminated voluntarily or for cause.

The following tables set forth the estimated amount of the benefits that each of the Named Executive Officers would have received under a variety of hypothetical termination and change in control scenarios. All of the information presented in the following tables is provided for illustrative purposes only.

TERMINATION SCENARIOS NOT INVOLVING A CHANGE IN CONTROL

	Termination of NEO’s employment agreement by the Company without Cause occurring on August 31, 2013:		Termination of NEO’s employment agreement by reason of the NEO’s death or disability occurring on August 31, 2013:
Name	Cash Payment ($)(1)	Accelerated Equity Awards ($)(2)	Cash Payment ($)		Death/Disability Benefit ($)(4)	Accelerated Equity Awards ($)(5)
Richard W. Parod	$1,840,000	—	$431,250	(3)	$1,400,000	$1,729,772
James C. Raabe	$320,000	—	—		$820,000	$394,423
David B. Downing	$301,500	—	—		$801,500	$478,390
Barry A. Ruffalo	$301,500	—	—		$801,500	$412,557
Steven S. Cotariu	$301,500	—	—		$801,500	$412,557

(1)	These amounts represent the payments that the Named Executive Officers (“NEOs”) would receive under their employment agreements if the Company should terminate their employment without Cause prior to a Change in Control (each as defined in the applicable employment agreement).
(2)	The NEOs’ RSU and PSU award agreements both require that an NEO must remain employed with the Company on the scheduled RSU and PSU vesting date. In this scenario, if an NEO’s employment with the Company were to terminate on August 31, 2013, then that NEO would automatically forfeit the entirety of his previously issued and outstanding RSUs and PSUs.
(3)	In the event of Mr. Parod’s death or complete disability, his employment agreement entitles his estate or him to a pro-rated target bonus for the portion of the fiscal year which he completed prior to his death or disability. The amount shown represents the amount which Mr. Parod or his estate would be entitled to receive if his employment was terminated as a result of his death or permanent disability on August 31, 2013.
(4)	These amounts represent the amount of life insurance benefits that the NEO’s designated beneficiaries would receive upon the NEO’s death under life insurance coverage provided by the Company. The amounts do not include any additional benefits which might be paid out under supplemental coverage purchased by the NEOs on their own accord through the Company. The Company also provides disability insurance for the NEOs. In the event of a complete disability, the NEOs would first receive six months of short term disability benefits through regular payroll equal to 75% of their base salary. The disabled NEOs would then receive monthly long term payments equal to 66.7% of their monthly base salary capped at $12,500 a month, continuing until they reach age 65.
(5)	These amounts represent (i) the value of PSU and RSU awards which would convert into shares of Company common stock, and (ii) the in-the-money value of unvested stock options that would vest following the termination of an NEO’s employment as a result of the NEO’s death or complete disability. These amounts do not include the value of stock options that had already vested prior to the triggering event. Following a termination as a result of death or complete disability, (i) unvested stock options will become fully vested, (ii) outstanding RSUs will automatically convert into one share of Company common stock, and (iii) outstanding PSUs will convert into an amount of Company common stock that is pro-rated to account for the amount of time the Named Executive Officers held the PSUs prior to termination by reason of death or complete disability and will be paid out based on the probable or expected level of Revenue Growth and RONA at the time of termination by reason of death or complete disability. For illustrative purposes, these amounts were calculated assuming that the Company would have achieved a “target” level performance during the period prior to the termination by death or complete disability and that it would be probable and expected following the termination for the Company to continue that “target” performance for the remainder of the PSUs award period. These amounts were calculated using the $76.02 closing price of the Company’s common stock on the assumed date of termination by reason of death or complete disability of August 31, 2013.

CHANGE IN CONTROL SCENARIOS

Scenario 1 – The Company undergoes a Change in Control
on August 31, 2013,  where the Company does not terminate
the NEO’s employment without Cause and the NEO does
not terminate his employment with Good Reason.	Scenario 2 – The Company undergoes a Change in Control
on August 31, 2013 and on that same date the Company
either terminates the NEO’s employment without Cause or
			the NEO terminates his employment with Good Reason.
Name	Cash Payment ($)	Accelerated Equity Awards ($)(1)	Cash Payment ($)(2)	Accelerated Equity Awards ($)(1)
Richard W. Parod	—	$1,729,772	$3,450,000	$1,729,772
James C. Raabe	—	$394,423	$480,000	$394,423
David B. Downing	—	$478,390	$452,250	$478,390
Barry A. Ruffalo	—	$412,557	$452,250	$412,557
Steven S. Cotariu	—	$412,557	$452,250	$412,557

(1)	These amounts represent (i) the value of PSU and RSU awards which would convert into shares of Company common stock, and (ii) the in-the-money value of unvested stock options that would vest upon a Change in Control. These amounts do not include the value of stock options that had already vested prior to the triggering event. Following a Change in Control, (i) unvested stock options will become fully vested, (ii) outstanding RSUs will automatically convert into one share of Company common stock, and (iii) outstanding PSUs will convert into an amount of Company common stock that is pro-rated to account for the amount of time the Named Executive Officers held the PSUs prior to the Change in Control transaction and will be paid out based on the probable or expected level of Revenue Growth and RONA at the time of the Change in Control. For illustrative purposes, these amounts were calculated assuming that the Company would have achieved a “target” level performance during the period prior to the Change in Control and that it would be probable and expected following the Change in Control for the Company to continue that “target” performance for the remainder of the PSUs award period. These amounts were calculated using the $76.02 closing price of the Company’s common stock on the assumed Change in Control date of August 31, 2013.
(2)	These amounts represent the payments that each NEO would receive under his employment agreement if the Company should terminate his employment without Cause or if he should terminate his employment with Good Reason (each as defined in the applicable employment agreement) within one year (or two years with respect to Mr. Parod) following a Change in Control.

Tax Considerations. Section 162(m) of the Internal Revenue Code of 1986 imposes an annual, individual limit of $1 million on the deductibility of the Company’s compensation payments to the chief executive officer and to the three most highly compensated executive officers (other than the principal financial officer). Specified compensation is excluded for this purpose, including performance-based compensation, provided that certain conditions are satisfied. The Committee has attempted to preserve, to the extent practicable, the deductibility of all compensation payments to the Company’s executive officers. For fiscal 2013, all compensation paid to covered employees is expected to be deductible under Section 162(m).

Report of the Compensation Committee

On Executive Compensation

The Company’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

William F. Welsh II, Chairman

Robert E. Brunner

Michael N. Christodolou

J. David McIntosh

Michael D. Walter

Executive Compensation

The following table sets forth information regarding all forms of compensation earned by the Company’s Named Executive Officers during the last three fiscal years.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All other Compensation ($)		Total ($)
Richard W. Parod President and Chief Executive Officer	2013 2012 2011	567,385 532,439 511,827	— — —	654,522 655,051 505,759	(1) (1) (1)	333,310 333,337 —	615,394 335,831 429,139	36,654 36,362 36,214	(5)	2,207,265 1,893,020 1,482,939
James C. Raabe Vice President and Chief Financial Officer (10)	2013 2012 2011	316,538 302,308 51,923	— — —	183,248 183,373 147,386	(1) (1) (2)	93,330 93,314 —	227,520 148,425 43,578	10,535 6,476 —	(6)	831,171 733,896 242,887
David B. Downing President – Agricultural Irrigation Division(10)	2013 2012 2011	301,500 303,819 299,702	— — —	130,786 130,964 222,022	(1) (1) (1)	66,630 66,649 —	213,010 143,665 149,717	11,431 9,766 8,217	(7)	723,357 654,863 679,568
Barry A. Ruffalo President – Infrastructure Division(11)	2013 2012 2011	298,644 285,538 272,885	— — —	130,786 130,964 161,969	(1) (1) (1)	66,630 66,649 —	222,507 151,620 169,067	9,967 9,551 7,210	(8)	728,534 644,322 611,131
Steven S. Cotariu President – Infrastructure(11)	2013 2012 2011	298,644 285,538 258,077	— — —	130,786 130,964 356,815	(1) (1) (1)	66,630 66,649 —	134,997 98,040 131,682	11,798 9,727 10,546	(9)	642,855 590,918 757,120

(1)	These awards consist of both restricted stock units and performance stock units granted under the Company’s 2010 Long-Term Incentive Plan. The restricted stock units vest 33 1/3% per year over three years and the performance stock units cliff vest on November 1 following the end of their three-year performance period. The amount shown reflects the aggregate grant date fair value computed in accordance with ASC 718, Stock Compensation, assuming a payout at target for equity incentive plan awards. Assuming the maximum level of performance was achieved for the performance stock units awarded in fiscal 2013, the grant date fair value of these awards would have been: Mr. Parod, $981,784; Mr. Raabe, $274,873, Mr. Downing, $196,178; Mr. Ruffalo, $196,178; and Mr. Cotariu, $196,178.
(2)	This award consists entirely of restricted stock units granted under the Company’s 2010 Long-Term Incentive Plan. These restricted stock units vest 33 1/3% per year over three years on November 1 of each year following the date of grant. The amount shown equals the grant date fair value of the Company’s common stock multiplied by the actual number of restricted stock units awarded.
(3)	These awards consist of stock option awards granted under the Company’s 2010 Long-Term Incentive Plan. The stock options vest 25% per year over four years on November 1 of each year following the date of grant. The amounts shown reflect the grant date fair value as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC 718”), Stock Compensation. The assumptions used to calculate the grant date fair value of stock option awards are included in Note R to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2013.
(4)	These amounts represent annual cash incentive awards received under the Company’s Management Incentive Plan for each fiscal year.
(5)	Consists of $5,484 in matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal year 2013, $7,170 in premiums for supplemental life insurance for fiscal 2013 and $24,000 representing a $2,000 monthly car allowance.
(6)	Consists of $9,155 in matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal year 2013 and $1,380 in premiums for supplemental life insurance for fiscal 2013.
(7)	Consists of $8,851 in matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal year 2013 and $2,580 in premiums for supplemental life insurance for fiscal 2013.
(8)	Consists of $9,192 in matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal year 2013 and $775 in premiums for supplemental life insurance for fiscal 2013.
(9)	Consists of $9,218 in matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal year 2013 and $2,580 in premiums for supplemental life insurance for fiscal 2013.
(10)	Mr. Downing served as the Company’s Chief Financial Officer and President – International Operations until Mr. Raabe joined the Company in June of 2011. At that point, Mr. Raabe assumed the role of Chief Financial Officer and Mr. Downing continued in the sole capacity of President – International Operations, until October 7, 2013 at which time he assumed the role of President – Agricultural Irrigation Division.
(11)	Mr. Cotariu served as the Company’s President – Infrastructure until October 7, 2013 and his employment with the Company terminated on November 15, 2013. Mr. Ruffalo previously served as President – Americas Irrigation until he assumed the role of President – Infrastructure Division, effective October 7, 2013.

The following table sets forth information concerning each grant of an award made to the Company’s Named Executive Officers during the last completed fiscal year under the Company’s 2010 Long-Term Incentive Plan and Management Incentive Plan for fiscal 2013.

GRANTS OF PLAN-BASED AWARDS

			Number of Non- Equity Incentive Plan	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Under-	Exercise or Base Price of	Grant date fair value of stock and
Name	Grant Date	Approval Date	Units Granted (#)	Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)	or Units(3) (#)	lying Options(4) (#)	Option Awards ($/Sh) (5)	option awards ($)(6)
Richard W. Parod	11/29/2012 10/24/2012	10/24/2012	—	94,875	431,250	862,500	2,202	4,404	8,808	4,404	8,314	$75.68	$987,832
James C. Raabe	11/29/2012 10/24/2012	10/24/2012	—	35,200	160,000	320,000	617	1,233	2,466	1,233	2,328	$75.68	$276,578
David B. Downing	11/29/2012 10/24/2012	10/24/2012	—	33,165	150,750	301,500	440	880	1,760	880	1,662	$75.68	$197,416
Barry A. Ruffalo	11/29/2012 10/24/2012	10/24/2012	—	33,165	150,750	301,500	440	880	1,760	880	1,662	$75.68	$197,416
Steven S. Cotariu	11/29/2012 10/24/2012	10/24/2012	—	33,165	150,750	301,500	440	880	1,760	880	1,662	$75.68	$197,416

(1)	Amounts reflect grants made under the Management Incentive Plan for fiscal 2013 (the 2013 MIP is discussed in our “Compensation Discussion and Analysis” section). Actual payouts earned under the program for fiscal 2013 were above target, and can be found in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	These awards consist of performance stock units (PSUs) granted in fiscal 2013 under the Company’s 2010 Long-Term Incentive Plan for the fiscal 2013 to fiscal 2015 performance period. The amounts shown equal the aggregate number of shares of common stock into which the PSUs will convert if certain threshold, target and maximum performance objectives are met.
(3)	These awards consist of restricted stock units (RSUs) granted in fiscal 2013 under the Company’s 2010 Long-Term Incentive Plan. The amounts shown equal the aggregate number of shares of common stock into which the restricted stock units will convert if the grantee maintains his employment with the Company for the entire vesting period. These RSUs vest according to a three-year schedule, with one-third of the RSUs vesting on November 1 of each fiscal year following the fiscal year of the award.
(4)	These awards consist of stock options granted in fiscal 2013 under the Company’s 2010 Long-Term Incentive Plan. The amounts shown equal the aggregate number of shares of common stock into which the stock options will convert if the grantee maintains his employment with the Company for the entire vesting period. These options vest according to a four-year schedule, with one-fourth of the options vesting on November 1 of each fiscal year following the fiscal year of the award.
(5)	The exercise price is the closing price of the Company’s common stock on October 24, 2012, the date of grant.
(6)	Amounts are computed in accordance with ASC 718, Stock Compensation. Performance stock units are valued assuming a payout at target. The assumptions used to calculate the grant date fair value of stock option awards are included in Note R to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2013.

The following table sets forth information concerning unexercised options, stock that has not vested and equity incentive plan awards for each of the Company’s Named Executive Officers that were outstanding as of the end of the last completed fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Been Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)		($)(3)	(#)		($)(3)
Richard W. Parod	2,685 —	8,053 8,314	— —	58.10 75.68	10/31/2021 10/24/2022	9,141	(1)	$694,899	16,526	(2)	$1,256,307
James C. Raabe	752 —	2,254 2,328	— —	58.10 75.68	10/31/2021 10/24/2022	3,165	(1)	$240,603	2,839	(2)	$215,821
David B. Downing	537 —	1,610 1,662	— —	58.10 75.68	10/31/2021 10/24/2022	2,045	(1)	$155,461	4,830	(2)	$367,177
Barry A. Ruffalo	537 —	1,610 1,662	— —	58.10 75.68	10/31/2021 10/24/2022	1,937	(1)	$147,251	4,072	(2)	$309,553
Steve S. Cotariu	537 —	1,610 1,662	— —	58.10 75.68	10/31/2021 10/24/2022	1,937	(1)	$147,251	4,072	(2)	$309,553

(1)	These awards consist of restricted stock units granted under the Company’s 2006 and 2010 Long-Term Incentive Plans. These restricted stock units vest 33 1/3% per year, ratably vesting on each November 1 following the end of the fiscal year of their respective grant date.
(2)	These awards consist of performance stock units granted under the Company’s 2006 and 2010 Long-Term Incentive Plans. These performance stock units cliff vest on November 1 following the end of their respective three-year performance period. Each performance stock unit converts into one share of common stock if target levels of performance are achieved, but may ultimately convert into a larger or smaller amount of stock depending upon actual performance achieved over the relevant three-year performance period.
(3)	The market value of unearned shares is calculated using $76.02 per share, which is the closing market price of the Company’s common stock on the NYSE on the last day of fiscal 2013.

The following table sets forth information concerning exercised options and vesting of stock awards for each of the Company’s Named Executive Officers as of the end of the last completed fiscal year.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Richard W. Parod	45,000	$2,367,103	4,308 16,147	(1) (2)	$ $	338,824 1,269,962
James C. Raabe	—	—	1,396	(1) (3)		$109,795 —
David B. Downing	—	—	1,435 7,096	(1) (2)	$ $	112,863 558,100
Barry A. Ruffalo	—	—	1,146 5,134	(1) (2)	$ $	90,133 403,789
Steven S. Cotariu	—	—	2,371	(1) (3)		$186,479 —

(1)	These awards consist of the portion of restricted stock units granted during fiscal 2010, 2011 and 2012 that vested and converted into shares of common stock during fiscal 2013. The value realized upon vesting was calculated by multiplying the number of vesting restricted stock units by the $78.65 closing price of the Company’s common stock on November 1, 2012.
(2)	These awards consist of the performance stock units granted during fiscal 2010 that vested and converted into shares of common stock during fiscal 2013. The value realized upon vesting was calculated by multiplying the number of vesting performance stock units by the $78.65 closing price of the Company’s common stock on November 1, 2012.
(3)	Mr. Raabe and Mr. Cotariu were not yet with the Company when the performance stock awards were granted in fiscal 2010 that vested in fiscal 2013.

Pension Benefits

The Company does not provide for any defined benefit and actuarial pension plans for its Named Executive Officers. Accordingly no tabular disclosure is being provided under this heading.

Nonqualified Deferred Compensation

The Company does not provide for any deferred compensation arrangements for its Named Executive Officers. Accordingly no tabular disclosure is being provided under this heading.

Compensation of Directors

In addition to the regular compensation reviews that the Committee conducts for the executive officer compensation program (as discussed in the Compensation Discussion and Analysis), the Committee also evaluates the Company’s compensation program for its Board of Directors approximately every two years. In March of 2011, the Committee retained Farient to compare the compensation paid to the Company’s directors with compensation paid to directors of similar companies. After Farient completed this review, the Company chose to increase the annual retainers, annual RSU grants and meeting attendance fees paid to directors for fiscal 2012 and future years in order to match the market compensation paid to directors of similar companies. No changes to director compensation were made for fiscal 2013.

For fiscal 2013, Directors who were not employees of the Company received annual retainers of $35,000, plus $1,400 per day for attending meetings (including teleconference meetings of four hours or more) of the Board of Directors and $1,000 per day for other teleconference meetings of the Board of Directors of less than four hours or for attending any separate meetings of committees of the Board of Directors.

In addition, for fiscal 2013, the Chairman of the Board of Directors received $35,000 for serving in that capacity, the Chairman of the Audit Committee received $10,000 for serving as such Chairman and the Chairman of the Compensation Committee received $8,000 for serving as such Chairman. Directors are reimbursed for expenses they incur in attending meetings and are reimbursed for attending continuing education programs up to $5,000 per year or as otherwise approved by the Chairman of the Board of Directors.

Additionally, for fiscal 2013, each non-employee director received an annual grant of restricted stock units with an award value of $55,000 with the award being made on the date of the Annual Meeting. The number of restricted stock units to be awarded is based on the closing price of the Company’s common stock on the grant date, and the restricted stock units are payable in shares of common stock under the 2010 Long-Term Incentive Plan. Accordingly on January 28, 2013, each of Messrs. Buffett, Christodolou, Jagodinski, McIntosh, Nahl, Walter and Welsh received an award of 586 restricted stock units. The restricted stock units vested on November 1, 2013.

For fiscal 2013, new directors who are not employees of the Company would have received a one-time grant of restricted stock units with an award value equal to the prorated amount of the last annual grant of restricted stock units based on the amount of time the new director will serve on the Board of Directors until the next annual meeting of stockholders, with the grant being made on the date of their first regular Board meeting as a director. The number of units awarded would equal the prorated amount divided by the closing stock price on the date of grant. These restricted stock units vest on the earlier of November 1 following the date of grant or the date of the next annual meeting of stockholders. Mr. Brunner joined the Board of Directors in June 2013 and received a prorated award of 456 restricted stock units which vested on November 1, 2013.

The following table sets forth the compensation paid to the Company’s directors in fiscal 2013. Mr. Parod also serves as a director, but his compensation is discussed within the various tables included within the Compensation Discussion and Analysis contained within this Proxy Statement.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert E. Brunner	12,550	35,365	(1)	—	—	—	—	47,915
Howard G. Buffett	47,400	55,000	(2)	—	—	—	—	102,400
Michael N. Christodolou	95,400	55,000	(2)	—	—	—	—	150,400
W. Thomas Jagodinski	66,400	55,000	(2)	—	—	—	—	121,400
J. David McIntosh	51,400	55,000	(2)	—	—	—	—	106,400
Michael C. Nahl	54,000	55,000	(2)	—	—	—	—	109,000
Michael D. Walter	56,400	55,000	(2)	—	—	—	—	111,400
William F. Welsh II	66,400	55,000	(2)	—	—	—	—	121,400

(1)	This award consists of restricted stock units granted in fiscal 2013 under the Company’s 2010 Plan. These restricted stock units vested on November 1, 2013. As a new director in fiscal 2013, Mr. Brunner received a one-time grant of restricted stock units with an award value equal to the prorated amount of the last annual grant of restricted stock units based on the amount of time the new director will serve on the Board of Directors until the next annual meeting of stockholders, with the grant being made on the date of their first regular Board meeting as a director. The number of units awarded was equal to the prorated amount divided by the closing stock price on the date of grant.
(2)	These awards consist of restricted stock units granted in fiscal 2013 under the Company’s 2010 Plan. These restricted stock units vested on November 1, 2013.

Compensation Committee Interlocks

and Insider Participation

During fiscal 2013, there were no compensation committee interlocks and no insider participation in compensation decisions that were required to be reported under the rules and regulations of the Securities Exchange Act of 1934, as amended.

Report of the Audit Committee

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall this report be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Audit Committee is comprised of W. Thomas Jagodinski (as Chairman), Michael N. Christodolou, Michael C. Nahl, Michael D. Walter and William F. Welsh II, each of whom is an independent director of the Company under the rules adopted by Securities and Exchange Commission and the New York Stock Exchange.

The Company’s management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of internal controls and processes for that purpose. KPMG LLP (“KPMG”) acts as the Company’s independent registered public accounting firm and they are responsible for conducting an independent audit of the Company’s annual financial statements and effectiveness of internal control over financial reporting in accordance with generally accepted auditing standards and issuing reports on the results of their audits. The Audit Committee is responsible for providing independent, objective oversight of both of these processes.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended August 31, 2013 with management of the Company and with representatives of KPMG. Our discussions with KPMG also included the matters required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee reviewed the independence of KPMG. We have discussed KPMG’s independence with them and have received written disclosures and a letter from KPMG regarding their independence as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.

Based on the reviews and discussions described above, the Audit Committee has recommended to the full Board of Directors that the audited financial statements of the Company for the year ended August 31, 2013 be included in the Company’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

W. Thomas Jagodinski, Chairman

Michael N. Christodolou

Michael C. Nahl

Michael D. Walter

William F. Welsh II

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP, the Company’s independent registered public accounting firm since 2001, has been appointed by the Audit Committee as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending August 31, 2014. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions will have the same effect as a vote against ratification. Broker non-votes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification.

If stockholders fail to ratify the appointment of KPMG LLP as our independent registered public accounting firm, the Audit Committee will reconsider whether to retain KPMG LLP, but may ultimately decide to retain them. Any decision to retain KPMG LLP or another independent registered public accounting firm will be made by the Audit Committee and will not be resubmitted to stockholders. In addition, even if stockholders ratify the appointment of KPMG LLP, the Audit Committee retains the right to appoint a different independent registered public accounting firm for fiscal 2014 if it determines that it would be in the Company’s best interests.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING AUGUST 31, 2014.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

Accounting Fees and Services

The following table sets forth the aggregate fees for professional services rendered by KPMG for each of the last two fiscal years:

Category of Fee	Fiscal 2013	Fiscal 2012
Audit Fees (1)	$902,939	$927,602
Audit-Related Fees (2)	$18,500	$19,700
Tax Fees (3)	$90,303	$152,285
All Other Fees (4)	$12,283	$14,458

Total Fees	$1,024,025	$1,114,045

(1)	Audit fees consist of the audit of the Company’s 2013 and 2012 annual financial statements and review of the Company’s quarterly financial statements during 2013 and 2012.
(2)	Audit-related fees were for audits of the Company’s employee benefit plan.
(3)	Tax fees were for tax consultation and tax compliance services.
(4)	All other fees were for corporate compliance services at an international subsidiary location.

As provided in its Charter, the Audit Committee must pre-approve all services provided to the Company by its independent auditors. The Audit Committee approved all services provided by KPMG LLP to the Company in fiscal 2013 and determined that the services listed above did not adversely affect KPMG LLP’s independence in providing audit services.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) added Section 14A to the Securities Exchange Act of 1934 which requires, among other things, that companies with publicly-traded securities, such as Lindsay, take a separate non-binding vote at their annual meeting of stockholders to consider a resolution to approve the compensation of their named executive officers as disclosed in the proxy statement for the annual meeting in accordance with SEC regulations. To that end, the Board of Directors has submitted the following resolution to be voted on by our stockholders at the Annual Meeting:

“The stockholders of Lindsay Corporation hereby approve the compensation of the Company’s Named Executive Officers as described in the definitive Proxy Statement relating to the Company’s 2014 Annual Meeting of Stockholders, including the sections thereof entitled Executive Compensation and Compensation Discussion and Analysis.”

As described in the Compensation Discussion and Analysis, the overall goal of the Company’s compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers that are critical to its long-term success. It is also the belief of our Board of Directors that executive compensation should be designed to promote both the short-term and long-term economic goals of the Company and, accordingly, an important component of our executive compensation philosophy is to closely align the financial interests of the Company’s executive officers with those of the Company’s stockholders. The Board and Compensation Committee have a strong focus on paying for performance, with targeted incentive compensation for our Named Executive Officers being over half of their total target compensation. Stockholders are encouraged to carefully review the “COMPENSATION DISCUSSION AND ANALYSIS” and “EXECUTIVE COMPENSATION” sections of this Proxy Statement for a detailed discussion of our executive compensation program.

The vote on the compensation of the Company’s Named Executive Officers is non-binding and does not require the Company to make any specific changes to the compensation of its Named Executive Officers or take any other action if the resolution is not approved by our stockholders. However, our Board of Directors values and encourages constructive input from our stockholders regarding the Company’s compensation philosophy, policies and practices and believes that stockholder feedback on executive compensation provided by this non-binding vote can provide our Board and Compensation Committee with useful information on investor sentiment about these important matters. Our Board of Directors and Compensation Committee will review the voting results and, to the extent there is a negative vote on this proposal, our Board of Directors expects to consider a number of steps, including consulting with significant stockholders to better understand the concerns that influenced the vote. Our Board and Compensation Committee intend to consider all constructive feedback obtained through this “say-on-pay” process in making future decisions regarding the compensation of the Company’s Named Executive Officers.

The Company’s stockholders approved the “say on pay” resolution presented at the Company’s 2013 Annual Meeting of Stockholders by a vote of more than 97% of the votes cast on the proposal. The Compensation Committee believes the results of the 2013 “say on pay” vote were a confirmation that the stockholders were in general agreement with the Committee’s compensation philosophy.

The proposal to approve the resolution regarding the compensation of the Named Executive Officers will be deemed to be approved if a greater number of shares of voting stock represented at the Annual Meeting are voted in favor of the resolution than are voted against the resolution. Consequently, abstentions and broker non-votes will have no effect on the outcome of the vote on this resolution.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 4

APPROVAL OF MANAGEMENT INCENTIVE UMBRELLA PLAN

General Information

In January 2009, the stockholders of the Company approved a Management Incentive Umbrella Plan (“Umbrella Plan”) which established the general terms and conditions under which the Compensation Committee would make future annual cash awards to the Company’s executive officers that are contingent on the achievement of various financial performance criteria established by the Compensation Committee under Management Incentive Plans that it adopts on an annual basis (“MIPs”) or other incentive plans. The stockholder-approved Umbrella Plan allowed such annual cash awards to qualify as “performance-based compensation” which are fully deductible by the Company for federal income tax purposes under Section 162(m) of the Internal Revenue Code. While the Board of Directors is not proposing any changes to the Umbrella Plan (except for the addition of a few new Financial Performance Criteria, as defined below), the Umbrella Plan must be re-approved by stockholders every five years in order for such annual cash awards to qualify as “performance-based compensation” under Section 162(m).

To address this requirement, the Board of Directors has adopted a new Umbrella Plan to cover future annual cash awards to the Company’s executive officers that are contingent on the achievement of various financial performance criteria established by the Compensation Committee under MIPs that it currently adopts on an annual basis or other incentive plans. The Compensation Committee intends that all such annual cash awards qualify as “performance-based compensation” which are fully deductible by the Company for federal income tax purposes under Section 162(m) of the Internal Revenue Code. Without stockholder approval of the Umbrella Plan, such annual awards made under a MIP would not be treated as “performance-based compensation” for purposes of Section 162(m) even though the awards are contingent upon the achievement of financial performance criteria. The loss of a tax deduction for this compensation expense would result in a greater income tax expense for the period in which the non-deductible expense occurred. The adoption of the Umbrella Plan, in and of itself, is not expected to affect the amounts of cash incentive payments made under MIPs adopted in the future. The Compensation Committee may also provide other cash awards under the Umbrella Plan with performance periods which are longer or shorter than one Plan Year.

Set forth below is a summary of certain material features of the Umbrella Plan. The summary is qualified in its entirety by reference to the complete Umbrella Plan which is attached as Appendix A to this Proxy Statement.

Administration

The Umbrella Plan is administered by the Compensation Committee, each member of which qualifies as an “outside director” as defined in Treasury Regulation § 1.162-27. Among other things, the Compensation Committee has the authority to select the executive officers of the Company and its subsidiaries to whom awards may be granted and to determine the terms and conditions of any such awards. The Board of Directors of the Company or the Compensation Committee has the authority to modify or amend the Umbrella Plan in whole or in part or to suspend or terminate the Umbrella Plan in its entirety, except that the Umbrella Plan will not be amended in a manner that violates Section 162(m) and the regulations issued under Section 162(m) or any other provision of law, unless the Board of Directors or Compensation Committee finds that such amendment is in the best interest of the Company.

Eligibility

The Chief Executive Officer and all other executive officers of the Company and its subsidiaries are eligible to be selected by the Compensation Committee to be granted awards under the Umbrella Plan. Currently there are five individuals who are eligible to participate in the Umbrella Plan. Prior to, or within 90 days after, the commencement of each Plan Year (which corresponds to the Company’s August 31 fiscal year), the Compensation Committee shall designate the individuals eligible to participate in the Umbrella Plan for that Plan Year. The Compensation Committee may also designate individuals to participate in the Umbrella Plan after the 90th day of the Plan Year, with the respective period for such individuals consisting of less than a full Plan Year; however, any awards earned by such individuals will be pro-rated.

Description of Awards

On or before the 90th day of each Plan Year, the Compensation Committee shall establish the financial performance criteria (“Financial Performance Criteria”) which will apply to awards and the performance goals (“Performance Goals”) to be met by participants to earn awards for the Plan Year. The Performance Goals will be specific, objective goals, the outcomes of which are substantially uncertain at the time established, for each of the Financial Performance Criteria which will apply to awards for the Plan Year. The Financial Performance Criteria may include any of the criteria described in Section 6 of the Umbrella Plan attached hereto as Appendix A; provided, however, that the Compensation Committee retains the discretion to determine whether an award will be paid under any one or more of such Financial Performance Criteria (except in the case of a participant who has entered into an employment agreement with the Company, in which case the Compensation Committee will have no discretion to award a bonus less than the minimum amount, if any, required by such agreement).

The level of achievement of the Performance Goals at the end of the Plan Year will determine the amount of each participant’s award. If the minimum level of achievement of Performance Goals is not met for a particular Financial Performance Criteria, no payment of an award will be made to any participant based on that Financial Performance Criteria for the Plan Year. To the extent that minimum Performance Goal achievement levels are met or surpassed, and upon certification by the Compensation Committee in writing that the Performance Goals and other material terms of the award were satisfied, payment of an award will be made to the participant for the Plan Year. Subject to the requirements of Section 162(m) and to the requirement of any employment agreements between the Company and a participant, the payment of all awards are subject to reduction by the Compensation Committee. The maximum amount payable under the Umbrella Plan to a participant in any Plan Year is $2,000,000. All awards under the Umbrella Plan will be paid in cash.

The Umbrella Plan will only apply to the portions of annual or other cash awards for executive officers that are based on the Financial Performance Criteria. The executive officers who are participants in the Umbrella Plan may also receive annual or other cash awards that are not paid under the Umbrella Plan which are based on attaining individual performance objectives that are not measured under the Financial Performance Criteria or are in the nature of discretionary awards.

The actual performance-based annual cash awards payable under the Umbrella Plan in any Plan Year will be reflected in the MIP adopted by the Compensation Committee under the Umbrella Plan for the Plan Year. As a result, we cannot determine at this time what benefits or amounts, if any, will be allocated to or received by any persons or group of persons under the Umbrella Plan if it is approved by the stockholders. For purposes of comparison, the annual cash bonuses paid to the Company’s Named Executive Officers for fiscal year 2013 are set forth on page 21 in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table and are described on pages 11-14 under “Annual Cash Incentive Awards” in the Compensation Discussion and Analysis. Of the annual cash incentive awards received by Named Executive Officers for fiscal year 2013, a total of $1,248,942 was contingent on the achievement of the types of Financial Performance Criteria that will be applied to future awards, if any, under the Umbrella Plan.

Approval of the Umbrella Plan requires the affirmative vote of a majority of shares represented in person or by proxy at the Annual Meeting eligible to vote on this matter.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE MANAGEMENT INCENTIVE UMBRELLA PLAN.

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholder proposals submitted for presentation at the Annual Meeting must be received by the Secretary of the Company at its home office no later than December 28, 2013. Stockholder proposals submitted for presentation at the Annual Meeting received after that date will be considered untimely. Such proposals must set forth (i) a brief description of the business desired to be brought before the Annual Meeting and the reason for conducting such business at the Annual Meeting, (ii) the name and address of the stockholder proposing such business, (iii) the number of shares of the Company’s common stock beneficially owned by such stockholder and (iv) any material interest of such stockholder in such business. Nominations for directors may be submitted by stockholders by delivery of such nominations in writing to the Secretary of the Company by December 28, 2013. Only stockholders of record as of December 2, 2013 are entitled to bring business before the Annual Meeting or make nominations for directors.

In order to be included in the Company’s Proxy Statement and form of proxy relating to its 2015 Annual Meeting, stockholder proposals must be submitted by August 20, 2014 to the Secretary of the Company at its principal executive offices. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

OTHER MATTERS

Management does not intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business which persons, other than management, intend to present at the Annual Meeting. The proxy for the Annual Meeting confers discretionary authority on the Board of Directors to vote on any matter properly presented for consideration at the Annual Meeting if the Company did not receive written notice of the matter on or before November 2, 2013.

The Company will bear the cost of soliciting proxies. The Company has engaged D.F. King & Co., Inc. as its proxy solicitor for the Annual Meeting at an estimated cost of $20,000 plus reimbursement for out-of-pocket disbursements and expenses. To the extent necessary, proxies may also be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. In addition, the Company will supply banks, brokers, dealers and other custodians, nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the Company’s common stock which they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

Stockholders and other interested parties may communicate with the Chairman of the Board of Directors, the Chairman of the Audit, Compensation or Corporate Governance and Nominating Committee, or any individual director by sending a letter to the attention of the appropriate person (which may be marked as confidential) addressed to the Secretary of the Company. All communications received by the Secretary will be forwarded to the appropriate Board member. In addition, it is the policy of the Board of Directors that the Company’s directors shall attend, and will generally be available to discuss stockholder concerns at, the Annual Meeting of Stockholders, whenever possible. All Board members attended last year’s Annual Meeting.

The Company’s Annual Report, including the Form 10-K and financial statements filed by the Company with the Securities and Exchange Commission, is being made available, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting. However, the Annual Report is not to be considered part of this proxy solicitation material.

By Order of the Board of Directors

/s/ ERIC R. ARNESON
Eric R. Arneson, Secretary Omaha, Nebraska December 18, 2013

APPENDIX A

LINDSAY CORPORATION

MANAGEMENT INCENTIVE UMBRELLA PLAN

1. PURPOSE. The purpose of the Lindsay Corporation Management Incentive Umbrella Plan (the “Plan”) is to provide annual or other cash awards based on financial performance criteria to executive officers that recognize and reward the achievement of corporate financial performance goals. The executive officers who participate in this Plan may also receive annual or other cash awards that are not paid under this Plan which are based on attaining individual performance objectives that are not measured based on the financial performance criteria described in this Plan or are in the nature of discretionary awards. This Plan will only apply to the portions of annual or other cash awards for executive officers that are based on financial performance criteria.

2. EFFECTIVE DATE OF PLAN. The Plan shall be effective as of January 27, 2014, upon approval of the Plan by the stockholders of Lindsay Corporation (the “Corporation”).

3. PLAN ADMINISTRATION. The Plan shall be administered by the Compensation Committee (“Committee”) of the Board of Directors, which shall consist of two or more members appointed from time to time by the Board of Directors. Each member of the Committee shall be an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Committee shall have full power and authority, subject to the provisions of the Plan and applicable law, to: (a) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of the Plan, (b) construe, interpret and administer the Plan and any instrument or agreement relating to the Plan, and (c) make all other determinations and take all other actions necessary or advisable for the administration of the Plan, provided that the Committee shall have no authority to take any action that would cause any award to any Participant under this Plan to fail to qualify as “performance-based compensation” under Section 162(m) of the Code except as permitted pursuant to Section 9 hereof. Unless otherwise expressly provided in the Plan, each determination made and each action taken by the Committee pursuant to the Plan or any instrument or agreement relating to the Plan (a) shall be within the sole discretion of the Committee, (b) may be made at any time, and (c) shall be final, binding and conclusive for all purposes on all persons, including, but not limited to, Participants in the Plan, their legal representatives and beneficiaries and employees of the Corporation and its subsidiaries.

4. ELIGIBILITY. The Chief Executive Officer and all other executive officers of the Corporation and its subsidiaries are eligible to participate in the Plan, if designated by the Committee.

5. AWARDS. Prior to or within 90 days after the commencement of each fiscal year (the “Plan Year”), the Committee shall designate the following for annual cash awards under this Plan:

5.1 The executive officers who will participate (the “Participants”) in the Plan for the Plan Year.

5.2 The Financial Performance Criteria, as defined herein, which will apply to awards for the Plan Year.

5.3 The Performance Goals, as defined herein, to be met for Participants to earn awards for the Plan Year and a payout matrix or formula for the Financial Performance Criteria and Performance Goals.

5.4 The award will be a bonus payment in an amount calculated based on the following amounts: (1) a Participant’s annualized base salary, as determined by the Committee, as of the first, last or other specified day or pro-rated for the Plan Year, (2) a specified target award percentage (expressed as a percentage or fixed by a formula which will determine such percentage) determined by the Committee to apply to the Participant for the Plan Year, and (3) the payout matrix or formula for the Financial Performance Criteria and Performance Goals established by the Committee for the Plan Year.

5.5 The Committee may, after the 90th day of the Plan Year, designate additional executive officers to participate in the Plan for the Plan Year (also “Participants” for purposes hereof); provided, however, that: (i) any award earned by any such Participant for participation for such partial Plan Year will be pro-rated based on the number of days during the Plan Year in which the Participant participated in the Plan, and (ii) the Performance Goals for such additional Participants will be established prior to or before the expiration of 25% of the days remaining in such partial Plan Year.

5.6 In addition to annual cash awards, the Committee may also provide other cash awards under this Plan with performance periods which are longer or shorter than one Plan Year. The Performance Goals for such other cash awards shall be established prior to or before the earlier of (i) the 90th day of the performance period or (ii) the expiration of 25% of the days in the performance period. Any other cash awards under the Plan shall satisfy all of the other requirements to qualify as “performance-based compensation” under Section 162(m) of the Code.

5.7 Awards under the Plan shall be paid to the Participants in cash. A Participant (other than one who is party to an employment agreement with the Corporation or a subsidiary providing for a partial year bonus) who terminates employment, either voluntarily or involuntarily, before the payment date for awards is ineligible for an award under the Plan, unless otherwise determined by the Committee in its complete and sole discretion.

6. FINANCIAL PERFORMANCE CRITERIA. For each Plan Year (or other performance period), the Committee shall designate one or more of the financial performance criteria (the “Financial Performance Criteria”) set forth in this Section 6 for use in determining an award for a Participant for such Plan Year (or other performance period). Financial Performance Criteria shall consist of one or more, or a combination of, the following financial measures, which may be described in terms of corporate-wide objectives or objectives that are related to the performance of the individual Participant or the subsidiary, division, department or function within the Corporation or subsidiary in which the Participant is employed. Financial Performance Criteria may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. Financial Performance Criteria under this Plan shall be limited to specified levels of or increases or decreases in return on equity, earnings per share, total earnings, earnings growth, return on capital, return on assets, earnings before interest, taxes, depreciation and/or amortization, revenues or sales, revenues or sales growth, gross margin or operating margin, return on investment, increase in the fair market value of the Corporation’s shares, share price (including but not limited to, growth measures and total stockholder return), gross or net income or profit, operating income or profit, net earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on investment (which equals net cash flow divided by total capital), inventory turns, financial return ratios, total return to shareholders, market share, earnings measures/ratios, economic value added (EVA), economic profit, Lindsay value added, balance sheet measurements such as receivable turnover, internal rate of return, increase in net present value or expense targets, working capital measurements (such as average working capital divided by sales), customer or dealer satisfaction surveys and productivity. Any Financial Performance Criteria and Performance Goals may provide for adjustments to exclude the impact of any acquisitions or dispositions of businesses by the Corporation, one-time non-operating charges, extraordinary or nonrecurring items, accounting changes (including the early adoption of any accounting change mandated by any governing body, organization or authority), changes in tax laws, impacts of discontinued operations, restatements of prior period financial results, and any other events or transactions that may result in distortion of the Financial Performance Criteria or Performance Goals.

7. PERFORMANCE GOALS. For each Plan Year (or other performance period), the Committee shall establish one or more specific, objective performance goals (the “Performance Goals”), the outcome of which are substantially uncertain at the time so established, for each of the Financial Performance Criteria designated by the Committee for the Plan Year (or other performance period), against which actual performance is to be measured to determine the amount of awards. Performance Goals established by the Committee may be described by means of a matrix or formula providing for goals resulting in the payment of awards under the Plan.

8. DETERMINATION & PAYMENT OF AWARDS

8.1 As soon as practicable after the end of the Plan Year (or other performance period), the Committee will determine the amount of the award earned by each Participant, based on application of the Financial Performance Criteria and Performance Goals established for the Plan Year (or other performance period); provided however that, except for Participants who have entered into an employment agreement with the Corporation or a subsidiary, the Committee may, in its sole discretion, reduce the amount which would otherwise be payable under the Plan. As to those Participants who have entered into employment agreements with the Corporation or a subsidiary, the Committee will not have the discretion to reduce any bonus below any minimum amount provided in such employment agreement, if any. Payments will be made promptly after determination of the awards by the Committee, unless payment of an award has been deferred pursuant to Section 10.6 hereof. Such Committee determination must include a certification in writing that the Performance Goals and any other materials terms of the award were in fact satisfied; provided that minutes of the Committee meeting (or any action by written consent) approving the awards shall satisfy the written certification requirement.

8.2 Notwithstanding anything herein to the contrary, the maximum dollar amount that may be paid under this Plan in any Plan Year to any Participant may not exceed $2 million.

8.3 Payment of the award as determined pursuant to Section 8.1 shall be made as soon as practicable following such determination, but in no event later than the 15th day of the third month of the calendar year following the Plan Year (or other performance period) for which the award is paid.

9. TERMINATION, SUSPENSION OR MODIFICATION OF THE PLAN. The Board of Directors or Committee may at any time, with or without notice, terminate, suspend, or modify the Plan in whole or in part, except that the Board of Directors or Committee shall not amend the Plan in violation of the law or in contravention of Treasury Regulation Section 1.162-27, promulgated under the Code, unless the Board of Directors or Committee finds that such amendment is in the best interest of the Corporation. The Committee is expressly permitted to make any amendments to the Plan, which are not in violation of the law, that are required to conform the Plan to the requirements of Section 162(m). The Committee may also correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem desirable to carry the Plan into effect.

10. MISCELLANEOUS.

10.1 No Assignments. No award under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of a Participant prior to actually being received by the Participant or his/her designated beneficiary in the event of the Participant’s death, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, or otherwise dispose of any right to such award shall be void.

10.2 No Right of Employment. Neither the adoption of the Plan, the determination of eligibility to participate in the Plan, nor the granting of an award under the Plan shall confer upon any Participant any right to continue in the employ of the Corporation or any of its subsidiaries or to interfere in any way with the right of the Corporation or the subsidiary to terminate such employment at any time.

10.3 Tax Withholding. The Corporation shall have the right to withhold the amount of any tax attributable to amounts payable under the Plan.

10.4 Governing Law. The Plan and all determinations under the Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

10.5 Other Plans. Nothing in this Plan shall be construed as limiting the authority of the Committee, Board of Directors, the Corporation or any subsidiary of the Corporation to establish any other compensation plan, or as in any way limiting its or their authority to pay bonuses or supplemental compensation to any persons employed by the Corporation or a subsidiary of the Corporation, whether or not such person is a Participant in this Plan and regardless of how the amount of such compensation or bonuses is determined.

10.6 Deferrals of Awards. A Participant may only elect to defer payment of his/her cash award under the Plan if deferral of an award under the Plan is permitted pursuant to the terms of a deferred compensation program of the Corporation existing at the time the election to defer is permitted to be made, and the Participant complies with the terms of such program.

10.7 Section 162(m). It is the intention of the Corporation that all payments made under this Plan shall fall within the “performance-based compensation” exception contained in Section 162(m) of the Code. Thus, unless the Board of Directors or Committee expressly determines otherwise, if any Plan provision is found not to be in compliance with such exception, that provision shall be deemed to be amended so that the provision does comply to the extent permitted by law, and in every event the Plan shall be construed in favor of its meeting the “performance-based compensation” exception contained in Section 162(m) of the Code.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945 COMPANY Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET -www.eproxy.com/lnn Use the Internet to vote your proxy until 12:00 p.m. (CT) on January 24, 2014. PHONE - 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on January 24, 2014. MAIL - Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4. 1. Election of directors for 01Michael N. Christodolou Vote FOR all nominees Vote WITHHELD term to expire in 2017: 02W. Thomas Jagodinski (except as marked) from all nominees (Instructions: To withhold authority to vote for any indicated nominee, mark the “FOR” box above and write the number(s) of the nominee(s) for whom you are withholding your vote in the box provided to the right.) 2. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2014. For Against Abstain 3. Non-binding vote on resolution to approve the compensation of the Company’s named executive officers. For Against Abstain 4. Approval of Management Incentive Umbrella Plan. For Against Abstain 5. To vote, in its discretion, upon any other business that may properly come before the Annual Meeting or any adjournment thereof which management did not have written notice of on November 2, 2013. THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE BOARD OF DIRECTORS’ NOMINEES FOR DIRECTOR, FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FOR APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AND FOR APPROVAL OF THE MANAGEMENT INCENTIVE UMBRELLA PLAN. Address Change? Mark box, sign, and indicate changes below: Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

LINDSAY CORPORATION ANNUAL MEETING OF STOCKHOLDERS Monday, January 27, 2014 8:30 a.m. CST Corporate Headquarters 2222 North 111th Street Omaha, Nebraska Lindsay Corporation 2222 North 111th Street Omaha, Nebraska proxy THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LINDSAY CORPORATION FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 27, 2014 AND AT ANY ADJOURNMENT THEREOF. The undersigned hereby appoints Richard W. Parod and Eric R. Arneson, and each of them individually, as the undersigned’s proxies and agents, with full powers of substitution, and hereby authorizes each to represent the undersigned at the Annual Meeting of Stockholders of Lindsay Corporation (the “Company”) to be held at the Company’s corporate office, 2222 North 111th Street, Omaha, Nebraska, on Monday, January 27, 2014, at 8:30 a.m., Central Standard Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse hereof. This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company. Should the undersigned be present and want to vote in person at the Annual Meeting or at any adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledges receipt of or access to the Proxy Statement for the Annual Meeting and the Company’s 2013 Annual Report to Stockholders prior to the signing of this proxy. See reverse for voting instructions.